                                                      PAPER A

                                              Ontario's Finances

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2004 Ontario Budget

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                                                                                        Paper A: Ontario's Finances

Introduction

After the election in October 2003, the Premier-designate asked former Provincial Auditor Erik Peters to conduct an independent review of the Province's finances.  Mr. Peters concluded that Ontario faced a projected deficit of $5.6 billion for 2003-04, excluding potential risks to the fiscal outlook of up to
$1 billion that could cause the deficit to worsen by year-end.

The 2003 Economic Outlook and Fiscal Review, released by the Minister of Finance in December, showed that the deficit identified by Mr. Peters was not a one-year anomaly in an otherwise healthy fiscal situation.  It was a structural deficit caused by several years of much faster growth in program spending than in government tax revenues.  Unless addressed, this fiscal imbalance would lead to continued chronic and unacceptable budgetary deficits over the medium term.

The 2004 Budget addresses the structural deficit inherited from the previous government by putting in place a balanced and responsible approach to deficit reduction over the medium term, while providing funding for necessary programs and services to the public.  As part of the government's multi-year fiscal plan, the interim deficit of $6.2 billion in 2003-04 will be reduced to $2.2 billion in 2004-05,
$2.1 billion in 2005-06 and $1.5 billion in 2006-07. Ontario's books will be balanced by 2007-08.

With this Budget, the Province will begin to transform Provincial spending on programs and services towards a higher level of fiscal responsibility and transparency, both for financial reporting and planning purposes.  This approach is based on the following key principles:

o    Fiscal planning should meet the priorities of the people of Ontario.  In this Budget, the government sets out a clear multi-year plan to balance the budget and strengthen the services people want and need most.  These priorities are success for students, healthier Ontarians, prosperity for people, strong communities and stronger democracy.
o    Government should live within its means by aligning spending and revenue.  The Province should also use prudent measures such as including a reserve for budgeting to help ensure that a fiscal plan can accommodate unexpected and adverse changes in the economic and fiscal outlook.
o    All Provincial spending, ministry plans and activities should produce specific results expected to be achieved over several years.
o    Financial planning and reporting should be more transparent.  Budgets should openly discuss risks and how the government intends to manage or offset them.

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2004 Ontario Budget

This new approach will help the government create a fiscal plan that is responsible, realistic and sustainable.  It will also help to ensure that the people of Ontario better understand fiscal plans and results, while improving upon previous approaches to fiscal planning and management.

In his report, Mr. Peters urged the incoming government to consider legislation that would improve fiscal accountability through greater transparency. In response to Mr. Peters' advice, this government will table the proposed Fiscal Transparency and Accountability Act.

This paper also highlights major sensitivities or risks to the fiscal plan that could occur from unexpected changes in economic conditions or program demands.  The fiscal plan includes a reserve to provide protection against such risks.  Understanding these risks helps the public and decision-makers better understand potential long-term cost pressures and their implications for the fiscal plan.

The last section of this paper discusses upcoming changes in accounting policies that will have an impact on the Provincial "reporting entity"--that is, the organizations included in the fiscal plan and financial reports of the Province--in the future.  These changes reflect new guidelines from the Public
Sector Accounting Board, which recommends accounting policies for governments in Canada.  The impact of these changes in accounting policies will be to include hospitals, school boards and colleges in the Province's financial statements starting with the 2005-06 Public Accounts of Ontario, and in the subsequent Ontario Budget.

In line with the new approach to fiscal planning and reporting, this paper will provide an overview on:

o    Section I:       Planning for Results;
o    Section II:      Medium-Term Plan and Fiscal Outlook;
o    Section III:     Ontario's 2004-05 Fiscal Plan;
o    Section IV:      Interim Performance for 2003-04;
o    Section V:       Potential Risks and Cost Drivers; and
o    Section VI:      Changes in the Reporting Entity.

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                                                                                        Paper A: Ontario's Finances

Section I: Planning for Results

More Responsible and Transparent Fiscal Policy
Between 2000-01 and 2003-04, Provincial program spending increased by 22 per cent, far exceeding tax revenues, which declined by 0.6 per cent during this period.  This imbalance between Provincial spending and revenue created a fiscal situation that was not sustainable in the long run and resulted in a structural or permanent deficit, unless further action was taken.  While the new government immediately took action to provide a stronger revenue base, this alone could not correct the fiscal imbalance.  It was clear that the Province could not simply grow its way out of this structural deficit position.

[A line graph contrasting growth in taxation revenues and program spending from 1989 through to projections for 2007-2008.]

After the surplus recorded in 1989-90, program
spending growth significantly exceeded
taxation revenue growth in two distinct
periods.  In both periods, this sizable "gap"
between program spending and taxation
revenue growth rates signalled the creation of
persistent and structural fiscal imbalances.

During the early 1990s, the Province recorded
its single largest deficit at $12.4 billion in
1992-93.  After nine straight years of deficits,
the Province returned to a surplus in
1999-2000.  However, starting in 2000-01,
program spending growth once again began to outpace taxation revenue growth, gradually creating the conditions for continued future fiscal imbalances that are now observed.  Part of this government's plan to eliminate the structural deficit is to gradually bring taxation revenue and program spending growth rates more closely in line, by putting in place a budget process that focuses on results and on reducing long-term cost curves to more affordable and sustainable levels.

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2004 Ontario Budget

Budgeting for Results
The government is committed to delivering measurable improvements in key public services.  This
Budget represents a first step towards implementing a new approach to planning and budgeting that will significantly improve accountability to the people of Ontario--Budgeting for Results.
Governments around the world are developing similar approaches, motivated by the need to know the value-added of any money spent, rather than simply by a need to know how much is spent on a particular program or activity.  While amounts of money spent are easy to measure, understanding the meaning of that spending is difficult without additional information.  Without such information, it is difficult for the public to hold the government accountable.  Budgeting for Results has three main components:

o    Clearly setting priorities and measurable results over a medium-term time frame;
o    Integrating those results into a planning and budgeting process that considers all of government spending rather than only what is new or different; and
o    Consistently monitoring and reporting on the extent of progress against expectations.

For the provincial government, this year in particular will be a learning process and a period of transition towards Budgeting for Results.  Measures that can track progress will be developed and relevant targets for achievement will be set.  As the planning and budgeting processes evolve to reflect this new approach, the government will present the Budget in ways that better integrate information on resources, results and risks.  This type of reporting will better align the expectations and actions of government and its partners in the broader public sector.

Priorities and Key Results
Prior to the development of this Budget, the government engaged the public in an unprecedented consultation process.  Through these extensive consultations, important priorities became clearer, as did the approach to developing the results associated with each priority.

Provincial programs must reflect priorities, achieve improved results that can be documented through evidence and, above all, remain affordable. Increased spending alone does not guarantee success for students, healthier Ontarians, prosperity for people, strong communities or a stronger democracy.

Public resources will be focused on achieving clearly defined results associated with these priorities, such as students realizing greater success in literacy and math scores; reduced waiting times leading to healthier Ontarians; higher educational achievement and increased job creation generating prosperity for people; a higher quality of life strengthening the province's communities; and more people actively contributing to their communities, creating a stronger democracy.

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                                                                                        Paper A: Ontario's Finances

Later this year the government will release its first list of results and measures.  Budget Paper E,
A More Transparent and Accountable Budget, provides more details on Budgeting for Results and outlines the government's vision for reforming the budget process to make it more transparent and accountable.

Fiscal Transparency and Accountability Act
In October 2003, former Provincial Auditor Erik Peters released a report on the finances of the
Province. His report noted that transparency can be more effective in ensuring fiscal accountability than rigid balanced-budget rules.  Other governments, international institutions and public-finance academics have also stressed the connection between transparency and responsible fiscal policy.

The government plans to introduce the proposed Fiscal Transparency and Accountability Act
(FTAA).  If passed by the Legislature, the FTAA would create a framework for the conduct of sustainable fiscal policy and strengthen the government's reporting requirements. This proposed legislation would require a pre-election report on the Province's finances.  For further details on the proposed provisions, please refer to Budget Paper E, A More Transparent and Accountable Budget.

Effective and Efficient Government
As a steward of public funds, the government must ensure that the money entrusted to it by its citizens is used in the most effective and efficient way possible.  This stewardship role includes ensuring proper fiscal and financial management and continuously reviewing government's activities to ensure their continued relevance to the priorities of government and the key outcomes of importance to the public.

Improving Financial Management Skills
Efficient and trustworthy financial management is a cornerstone of good government. The Modern
Controllership initiative led by the Ministry of Finance aims to update key skills in those areas throughout the Ontario Public Service (OPS).

o    Since the inception of the Modern Controllership program four years ago, approximately 14,700 days of training have been provided to staff across government in such key areas as accounting, risk management, values and ethics, and integrated decision-making.
o    A risk management policy, framework and "how-to" guide were created and are now in use throughout the government.
o    In 2004, the implementation of the first release of a new Integrated Financial Information System
     (IFIS) across government will be completed.  IFIS will provide more timely, consistent and useful financial information for planning, budgeting, managing and reporting.

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2004 Ontario Budget

o    Accrual-based appropriations commencing with the 2003-04 fiscal year (proposed amendments to the Financial Administration Act to provide legislative spending authority retroactive to April 1,
     2003 to pay the residual accruals existing at that time will be brought forward).

The 2003 Annual Report of the Office of the Provincial Auditor noted the progress made in improving financial management across the OPS, but also concluded that if the government was to fully realize the return on these investments, it would need to take further steps. In response to this advice and input from ministries, the Ministry of Finance is expanding its training programs, increasing its ability to provide expert advice and making seed money available for specific projects that will build ministries' skills and abilities in financial management.

Better Management of Provincial Assets
The Government of Ontario owns and manages a wide variety of assets on behalf of the people of
Ontario. As part of the continuous review of government activities, the government will undertake a review of major Provincial assets to determine whether they are being managed effectively and efficiently and they are providing the maximum return to the citizens of Ontario. This review will ensure that in all cases the public interest is promoted and protected and that the continued role of the government in owning and managing these assets is consistent with the ongoing priorities of the people of Ontario.

The government will review its assets to determine whether:

o    Holding ownership of these assets is consistent with the ongoing priorities of government;
o    The public interest is adequately protected and promoted; and
o    The assets are being effectively and efficiently managed.

Through the consultation process, Ontarians have indicated their desire to retain the Liquor Control
Board of Ontario (LCBO) as a government entity given their satisfaction with the service and the annual revenue generated.  Ontarians also expect that organizations such as the LCBO be run as effectively and efficiently as possible so that the revenue from the LCBO is maximized and invested in key priorities such as education and health.

In order to ensure that the people of Ontario continue to obtain the best long-term sustainable results from this valuable public asset, the Ministry of Economic Development and Trade, with the support of the Ministry of Finance, will initiate a third-party independent operational review of the LCBO.

The Ministry of Finance will be reviewing the Province's policies and practices related to accounts receivable to ensure that monies owed to the government are collected.

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                                                                                        Paper A: Ontario's Finances

The Ministry of Finance will also improve the efficiency of the government's cash resources, by implementing more standardized cash management practices and through greater use of online banking technologies.

Modernizing Ontario's Systems for Tax Administration
Ontario is determined to be a world leader in tax administration.  To achieve this goal, the government will modernize current information systems to deliver state-of-the-art tax administration services. On the service side, the new system will be flexible, efficient and more effective by simplifying, streamlining and integrating processes.  Additional service and tax advisory staff will be hired to assist those taxpayers who are making every effort to understand and voluntarily comply with
Ontario's tax laws.   These service improvements will make it easier than ever to voluntarily comply with Ontario's tax laws.

On the enforcement side, smarter tax processing methods, combined with additional enforcement staff, will improve voluntary compliance by discouraging those taxpayers who base their tax compliance on the perceived risk of being caught.  New, more interconnected tax systems will also help the Ministry of Finance to combat the underground economy and those individuals who defy tax laws.

Once implemented, Ontario will have a modern, state-of-the-art tax administration system.  Enhanced services will make complying with Ontario's tax laws as easy and convenient as possible, while those who choose not to voluntarily comply will face the full weight of the law. The overall result will be a more level playing field, where everyone pays their fair share.

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2004 Ontario Budget

Section II: Medium-Term Plan and Fiscal Outlook

Medium-Term Fiscal Plan
This government is taking a balanced approach to dealing with the structural deficit--one that recognizes the immediate needs of its public-sector partners and the need to deliver on necessary public services. Trying to force a balanced budget in the short term, through large and indiscriminate spending cuts, would only erode necessary public services.  As a result, the government is setting out a clear multi-year fiscal plan to gradually reduce the deficit and eliminate it by 2007-08.

The government's partners in providing vital services to the people of Ontario--hospitals, school boards, universities, colleges and others--need greater financial certainty to plan their activities more rationally. This longer-term plan will allow them to focus on improving the quality of their services while transforming these services to make them sustainable and affordable.

Plan to Eliminate the Structural Deficit
A moderate and sustainable approach to fiscal planning is a priority of this government.  To preserve
Ontario's economic health, to protect services people value, and to put Ontario on a path of fiscal sustainability and accountability, the government is committing to a medium-term plan to balance the budget.  The plan includes steadily declining deficit targets of $2.2 billion in 2004-05, $2.1 billion in
2005-06, $1.5 billion in 2006-07 and a balanced budget by 2007-08.  In 2004-05, the deficit target of
$2.2 billion includes a one-time revenue gain of $3.9 billion related to the projected elimination of the liability for power purchase agreements with non-utility generators, if the proposed new electricity market structure is passed by the Legislature and is in place.

[A bar chart showing the plan to eliminate the structural deficit by the fiscal year 2007-2008.]

Over the medium term, the government will be
transforming its programs and services to be
more accountable, affordable and results
based. Through this transformation of
government programs and services and by
holding program spending growth to less than
the rate of growth in tax revenues over the
medium term, the government will eliminate
Ontario's structural deficit without putting
priorities at risk.

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                                                                                        Paper A: Ontario's Finances

Medium-Term Fiscal Outlook
This government faces many challenges to ensure that public services are funded on a sustainable basis, both now and in the future. The broader public sector, including management and unionized and non-unionized employees are being asked to be modest in their expectations around compensation increases. The focus of the government is to achieve clearly defined results for the people of Ontario and this will require transformation in the way public services are delivered.

The following table outlines the current medium-term plan and fiscal outlook for the Province, including details of key revenue sources and planned spending for key sectors through to 2007-08.

This medium-term fiscal outlook incorporates the impacts of all revenue and expense measures introduced in the 2004 Budget and reflects the Ontario economic outlook outlined in Budget Paper B,
Ontario's Economy.

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2004 Ontario Budget

Medium-Term Plan and Fiscal Outlook
($ Billions)
---------------------------------------------------------------------------------------------------------------
                                                              Plan                         Outlook
                                                             2004-05
---------------------------------------------------------------------------------------------------------------
                                                                            2005-06        2006-07        2007-08
---------------------------------------------------------------------------------------------------------------
Revenue
Taxation Revenue
     Personal Income Tax                                        18.8           19.9           21.1           22.4
     Retail Sales Tax                                           15.0           15.9           16.9           17.8
     Corporations Tax                                            8.3            8.6            8.9            9.2
     Ontario Health Premium                                      1.6            2.4            2.5            2.6
     All Other Taxes                                            10.2           10.9           11.2           11.5
Total Taxation Revenue                                          54.0           57.7           60.6           63.5
Government of Canada                                            10.8           11.6           11.4           11.8
Income from Government Enterprises                               3.6            4.1            4.0            4.1
Other Non-Tax Revenue*                                          10.0            6.4            6.5            6.6
Total Revenue                                                   78.4           79.9           82.5           86.0
Expense
Programs
     Health Care                                                29.7           30.9           31.9           32.9
         Change Fund - Health Care**                             0.6            -              -              -
     Education                                                  10.6           11.3           11.7           12.0
     Training, Colleges and Universities                         4.2            4.3            4.3            4.4
     Social Services                                             9.1            9.4            9.6            9.7
     Justice                                                     2.9            2.9            2.8            2.8
     Other Programs                                              9.6            8.5            8.6            8.9
Total Programs                                                  66.7           67.2           68.9           70.6
Capital                                                          2.6            2.5            2.5            2.5
Interest on Debt                                                10.3           10.8           11.1           11.5
Total Expense                                                   79.6           80.5           82.5           84.5
Reserve                                                          1.0            1.5            1.5            1.5
Surplus / (Deficit)                                             (2.2)          (2.1)          (1.5)           0.0
---------------------------------------------------------------------------------------------------------------
*    Includes one-time revenue gain of $3.9 billion related to the projected elimination of the liability for non-utility generator power purchase agreements in 2004-05.
**   Expense outlook for 2004-05 includes a one-time Change Fund of $1.0 billion, including $0.6 billion to assist with the transformation of the health care sector.
Note: Numbers may not add due to rounding.
Source: Ontario Ministry of Finance.
                                                   ------------------------------------------------------------

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                                                                                        Paper A: Ontario's Finances

Revenue
Total revenue in 2007-08 is projected at $86.0 billion, an increase of $7.7 billion or 9.8 per cent over the 2004-05 forecast of $78.4 billion.  Apart from $3.9 billion in one-time revenues arising in 2004-05 from the projected elimination of the liability associated with agreements for the purchase of power from non-utility generators, the forecasted growth of revenue between 2004-05 and 2007-08 is
15.5 per cent. Total revenue is expected to grow at 1.9 per cent in 2005-06, 3.3 per cent in 2006-07 and 4.3 per cent in 2007-08.

o    Taxation revenue between 2004-05 and 2007-08 is forecast to increase by $9.5 billion, with an average annual growth rate of 5.6 per cent.  The average annual projected growth rate of nominal gross domestic product over the period 2005 to 2007 is 5.2 per cent.  The maturation of measures proposed in this Budget, particularly the Ontario Health Premium, which would be fully implemented in 2005-06, boosts the growth rate of provincial tax revenues above what would normally be expected given the economic outlook.
o    Federal Payments to Ontario are forecast to rise from $10.8 billion in 2004-05 to $11.8 billion in
     2007-08, an average increase of 3.1 per cent annually.  This projection is consistent with the current federal-provincial transfer arrangements and funding formula.
o    Income from Government Enterprises is projected to rise by $0.5 billion between 2004-05 and
     2007-08, growing at an average annual rate of 4.8 per cent.
o    Other Non-Tax Revenue, which is earned from a wide range of sources, is projected to fall from
     $10.0 billion in 2004-05 to $6.6 billion in 2007-08.  Apart from the one-time revenues included in
     2004-05 noted above, the underlying increase in these non-tax revenues is $0.5 billion, an average annual increase of 2.6 per cent.

The revenue outlook incorporates the impact of all measures announced in the Fiscal Responsibility
Act, 2003, and those proposed in this Budget, including the maturation of the Ontario Health Premium and the annualization and growth expected from all other revenue measures.  For more information on revenue measures, see Budget Paper C, Ontario's Revenue Plan.

Expense
Over the medium term, total expense will rise by $4.9 billion from $79.6 billion this year to
$84.5 billion in 2007-08.  Total expense growth will average 2.0 per cent annually over this period, down from the 6.9 per cent rate of growth planned for 2004-05, a transition year as the Province moves to results-based fiscal planning and budgeting. Over this time period the projected operating plans of 15 ministries are either declining or are flatlined.

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2004 Ontario Budget

This slowing of Provincial spending growth over the medium term reflects:

o    The maturing of the results-based planning process with improved accountability in Provincial spending;
o    A greater realignment of fiscal planning and budgeting to focus on the government's priorities and results; and
o    A one-time Change Fund of $1.0 billion established in 2004-05 to facilitate the transformation to results-based planning.

In keeping with the government's strategy of a sustainable fiscal policy and the elimination of the structural deficit, program spending will increase at an average annual rate of 1.9 per cent between
2004-05 and 2007-08, well below projected taxation revenue growth, which will average 5.6 per cent annually over this period.

In order to obtain best value for taxpayers' money, the government will intensify an ongoing program review process starting immediately.  This will help to ensure that all Provincial programs achieve desired results and outcomes, and that these programs are delivered in an efficient and cost-effective manner.  The expense outlook includes a program review savings target of $200 million in 2005-06,
$400 million in 2006-07 and $750 million in 2007-08.  These program review targets represent less than 0.3 per cent of total expense in 2005-06 and less than one per cent of total expense at maturity in
2007-08.

Reserve
Reserves of $1.5 billion for 2005-06 and beyond have been included in the medium-term fiscal outlook to protect against unexpected and adverse changes in the economic and fiscal outlook. These reserves have been increased from the $1.0 billion reserve included in the 2004-05 fiscal plan to better reflect the inherent risks and uncertain nature of medium-term fiscal projections. The government will review its policy on reserves in the coming year, to ensure the levels of reserves continue to remain appropriate.

The remainder of this section provides an overview of the medium-term directions and change strategies for key sectors, including health, education, post-secondary education, social services, the electricity sector and municipalities.

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                                                                                        Paper A: Ontario's Finances

Health Sector--Budgeting for Results
Ontario is committed to improving our universal medicare system. The Province will work with health care providers, institutions and federal, municipal and other provincial governments to begin to improve our health care system. The objective is to achieve a health care system that delivers high-
quality, results-focused and patient-centred health care to Ontarians where and when it is needed.  The performance of the system will be measured based on results, and funding will be targeted to ensure that the results Ontarians want are met, including reduced wait times and access to primary care.

Sustainable health care spending is not about cutting health care spending--that is neither desirable, nor realistic.  It is about investing wisely in a system that delivers tangible results in an accountable, efficient and cost-effective manner and that not only focuses on curing illness, but also on health promotion and prevention. Health care costs cannot continue to grow faster than the rate of economic growth over the long term. The Province is devoting an increasing share of its program spending to fund health services. The Ministry of Health and Long-Term Care now accounts for 45 per cent of
Provincial program spending. There are many pressures on the health care system such as an aging and growing population, rising utilization for existing services, the costly demand for access to new medical technology, wage settlements and emerging public health threats from an increasingly connected world. This rate of increase is not sustainable, and can only lead to the continued
"crowding out" of available funding for other priorities in the future.

Healthier Ontarians
The health of Ontarians is about more than the amount of funding directed to the health care system through the Ministry of Health and Long-Term Care.  For many years, academics and governments have been gaining a better appreciation of the importance of a broad range of factors that contribute to the health of populations.  Adequate housing, proper nutrition, secure employment, educational achievement, and clean air and water--all of these factors and others play vital roles in creating and sustaining health.  These have become known as the broader determinants of health and governments play a key role in shaping them, as well as the delivery of health care services.

The concept is easy to understand but has profound implications for government.  Continued rapid growth in Provincial spending on health care, without changing health care delivery, will not by itself result in healthier Ontarians and will not create a healthier Ontario.  As a society, investments must be balanced across the range of health-creating and sustaining activities.  Just as the determinants of health are broader than health care, funding for health must be broader than just health care funding.
In this Budget the government is beginning to report on investments that support the goal of healthier
Ontarians.

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2004 Ontario Budget

Key Change Strategies
Over the medium term, the government will invest in several key change strategies for the health care sector to keep Ontarians healthy and provide the high quality of services Ontarians expect.  The health care system will be driven by the needs of patients and be evaluated based on results, not just the amount of dollars spent.

[A bar chart showing the increase in health operating spending covering the fiscal year 2000-2001 through to an outlook for 2007-2008.]

Ontarians want to be able to receive health
care in their communities and want a health
care system that will help them stay healthy
and will care for them when they are ill. Roy
Romanow called home care the next essential
service. Services that were previously provided
in institutions now can often be delivered at
home, offering greater dignity and quality of
life and, in many instances, be less costly to
provide.

The following health care investments are what
Ontario can afford within the existing fiscal
plan and will provide for a good start in changing the health care system. When additional funds are available from the federal government, further investments will be made to continue the transformation of the sector and to support key health priorities.

Shorter wait times for key services are needed. As reported by Cancer Care Ontario, some cancer patients are waiting 13 weeks or longer to receive radiation treatment. Ontarians wait an average of 24 days for important cardiac surgeries, the second-longest wait time in Canada. Over the next four years, the government intends to reduce wait times for cancer, cardiac, cataract, MRI/CT and joint-
replacement services.  Specific results and outcomes to be achieved include:

o    Funding will be provided for an additional 9,000 cataract surgeries each year and for nine new
     MRI/CT sites by 2005-06.  As well, the government plans to increase the number of cardiac services by over 36,000 procedures per year, provide 2,340 additional joint replacements per year, perform 425 extra organ transplants per year and expand dialysis treatments by 529,000 annually by 2007-08.
o    Wait time information will be improved by updating the cardiac and cancer radiation registries this year, and in 2005-06, the tracking of information on hip- and knee-joint replacements will be added.

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                                                                                        Paper A: Ontario's Finances

o    An Ontario Health Quality Council will be established this year to report annually to the public on how well Ontario's health care system is working. Funding of $1 million in 2004-05, growing to
     $2 million by 2007-08, will be provided for this initiative.

As a key change strategy for the health care sector, primary care and community-based care will be expanded over the medium term, providing a cost-effective alternative to more expensive institutional care. Specific results and outcomes related to this change strategy include:

o    150 Family Health Teams will be established, composed of physicians, nurse practitioners and other health care providers, that will provide comprehensive primary health care to Ontarians on a
     24/7 basis. In 2004-05, an additional $111 million will be provided to support primary care from the Change Fund.
o    Community Health Centres (CHCs) will receive a funding increase of $14 million in 2004-05 to enhance primary care delivery at 54 existing CHCs to fund expansion in communities lacking adequate primary care services.
o    By 2007-08, enhancements to home care will provide an additional 95,700 Ontarians annually with care in their homes and provide end-of-life care to another 6,000 clients each year. This investment will bring total funding for Ontario's Community Care Access Centres to $1.3 billion in 2004-05, increasing to $1.7 billion in 2007-08.
o    $10 million will be provided through a not-for-profit agency to help patients and their families acquire medical equipment for home use.
o    Long-term care facilities funding of $2.5 billion in 2004-05 reflects the opening of an additional
     3,760 beds this year to facilitate appropriate settings for care, and improvements to the safety and quality of care provided to residents of these facilities.  As well, there will be a three per cent increase in the comfort allowance for residents of long-term care facilities.
o    Community mental health services will be expanded to serve an additional 78,600 patients annually by 2007-08 and include increased access to case management, crisis response and early intervention services. The Province will be providing $463 million in 2004-05, growing to
     $583 million in 2007-08, for these services.

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2004 Ontario Budget

[A bar chart showing the increase in hospital operating spending covering the fiscal year 2002-2003 through to an outlook for 2007-2008.]

While community-based care will increasingly
play a key role in the health care system in the
future, hospitals will continue to play a
significant role. Hospitals have requested
multi-year funding. In 2004-05, Ontario's
hospitals will receive $11.3 billion in
Provincial operating support to ensure that they
can continue to provide essential health care
services.  Over the period from 2003-04 to
2007-08, hospital funding will increase at an
average annual rate of 3.4 per cent. By putting
more resources into community care and
focusing more on prevention, people will be
able to leave the hospital sooner, and inappropriate admissions will be avoided. Ontario's hospital system will be able to focus on those with the most acute needs.

Ontario has developed a good model for treating illness, but it has not had an effective strategy for keeping people healthy. The recent Campbell and Walker reports both indicated that major changes are needed in public health.  The government intends to move aggressively to give all Ontarians the resources and support they need to achieve good health. Focusing on healthy living, illness prevention and health promotion will, in the long run, be the best way to lower cost curves for health care.
Specific results and outcomes to be achieved include:

o    The public health system's capacity to better manage infectious disease control will be improved by providing $273 million in 2004-05, growing to $469 million in 2007-08, to increase the share of public health costs covered by the Province from 50 per cent to 75 per cent by 2007. With an initial investment in 2004-05, the Province will begin the restructuring of the public health system, including the creation of an independent public health agency to provide laboratory and epidemiological services and to translate research and information into practical assistance, tools, advice and support to Ontario's health care providers.
o    Three new vaccines will be added to the children's immunization program in 2004-05 (for chickenpox, meningococcus and pneumococcus) to reduce the incidence of these preventable diseases at a cost of $156 million over three years.
o    The Province will continue to provide all Ontarians with influenza shots in workplace and community settings.
o    The government is committed to providing a smoke-free environment in work and public places within three years.

                                                       18

                                                                                        Paper A: Ontario's Finances

o    This year, the government will invest more to promote healthy lifestyles, better medication management and, where appropriate, alternatives to drugs and potentially lower cost drugs for seniors.
o    The ability to train high school students in the use of cardiopulmonary resuscitation (CPR) will be enhanced by support to the Advanced Coronary Treatment (ACT) Foundation. Funding to the
     ACT Foundation, along with private-sector contributions, will allow the foundation to train high school teachers and provide schools with CPR equipment.
o    Funding for the Aboriginal Healing and Wellness Strategy will be increased by $5 million to provide additional health and social services.
o    The Province will help children from low-income families arrive in class ready to learn by providing an additional $4 million annually to community organizations that provide school-based children's breakfast programs.
o    Through the Active 2010 program, the government will promote increased participation in sport and physical activity, particularly for children, youth and low-income individuals.

In the past, the health care system has not made full use of information technology in the delivery of health care services. The government is implementing e-Health initiatives to use information technology to modernize health care service delivery and help achieve health system integration.
Projects under the e-Health initiative, to be funded through a $78 million Change Fund investment, include:

o    Developing a system to provide emergency rooms with electronic access to Ontario Drug Benefit recipients' drug history records.
o    Setting standards for information technology in the health system through the Ontario Health
     Informatics Standards Council.
o    Setting up an Electronic Patient Record system in London that will ultimately allow two academic health science centres serving multiple sites to share electronic patient records between health care providers, while protecting patients' privacy.

Ontario is experiencing a shortage of family doctors that currently affects more than 130 communities, including some of the major cities. Work is also underway to create more full-time jobs for nurses and improve their working conditions. Over the next year, the Ministry of Health and Long-
Term Care will work with the Ministry of Training, Colleges and Universities to implement a comprehensive health human resource development strategy designed to increase the supply of highly trained health care professionals. Specific results and outcomes to be achieved include:

o    The Province will more than double the opportunities available to international medical graduates, from 90 to 200 positions.  Funded through the Ministry of Health and Long-Term Care, the assessment program will be expanded and the number of postgraduate training positions for

                                                       19

2004 Ontario Budget

     international medical graduates will increase at a cost of $12 million in 2004-05, growing to
     $25 million in 2007-08.
o    The number of clinical education spaces for nurse practitioners will be doubled, from 75 to 150 spaces in three years through an investment of $2 million annually beginning in 2005-06.
o    Starting this year, $2 million will be made available each year to support experienced nurses who mentor nursing trainees completing their clinical practice training requirements each year.
o    To improve working conditions for nurses and help prevent on-the-job injuries, 12,000 bed lifts for hospitals and long-term care facilities will be purchased and installed, at a cost of $60 million in 2004-05 from the Change Fund.

It has often been difficult to develop and accurately measure outcomes in the health care system.
Measures like "quality" are difficult to judge and quantify. Accountability requirements are about initiating a new relationship with health care institutions and providers--a relationship that for the first time ties funding to results, rewards good performance and has consequences for poor performance. Enhanced accountability within the health care system will ensure that scarce dollars are spent more wisely and must:

o    Align funding to results and outcomes of health services, rather than to inputs, to deliver the highest quality outcomes for Ontarians.
o    Ensure efficiency and effectiveness in the delivery of non-core health services such as ordering of supplies for hospitals and other health care providers. An initiative announced in the 2004 Budget called Supply Chain Management in the broader public sector, aims at ensuring efficiency by promoting the integration of the purchasing process and freeing up vital dollars to be spent on key front-line services.

As an alternative to reducing service quality, the government will be discontinuing payment for selected services not mandated under the Canada Health Act including optometry for ages 20 to 64, chiropractic services and, with the exception of seniors served through home care and long-term care facilities, physiotherapy services.

                                                       20

                                                                                        Paper A: Ontario's Finances

Education--Budgeting for Results
[A bar chart showing grants for student needs on a school-year basis covering the fiscal year 2002-2003 through to an outlook for 2007-2008.]

The Province is undertaking substantial
measures to make Ontario's system of primary
and secondary education among the best in the
world.  The Province will work closely with
parents, teachers and school boards to attain
measurable improvements in student
achievement, particularly in literacy and
numeracy.

To ensure that sufficient resources are
available to support ongoing improvements in
student achievements, Ontario will make
substantial investments in student success

Other Student Success Funding - Outside GSN
(Fiscal-Year Basis - $ Millions)
-----------------------------------------------------
                     2004-05 2005-06 2006-07 2007-08
-----------------------------------------------------
Targeted Funding       133     250     250     250
-----------------------------------------------------

over the next four years as shown in the
accompanying graph and table. These
investments in student success are both within the
Grants for Student Needs (GSN) allocation and
outside GSN for targeted programs, primarily for
literacy and numeracy.

In the upcoming 2004-05 school year, Grants for Student Needs will increase by over $650 million including Investments in Student Success. Over the next four years, school board funding will rise by
$2.1 billion on a school-year basis, and per-student funding will increase by more than 14 per cent to nearly $9,100 in 2007-08, or over $1,100 per student.

Key Change Strategies
[A graph contrasting per pupil funding with declining enrolment to demonstrate grants for student needs covering the fiscal year 2002-2003 through to an outlook for 2007-2008.]

Funding for public education has been limited
in recent years, forcing school boards to make
difficult choices among competing priorities.
In some cases, this has led to insufficient
funding for such purposes as maintaining and
repairing our schools or for obtaining textbooks
and other important learning resources. This
environment has contributed to often tense
relationships among education partners, and
parents have watched as energies were diverted
away from the core objective of the education
system--supporting student achievement.

                                                       21

2004 Ontario Budget

In order to focus on improving student results, the Province will follow two closely linked approaches.  The first is to stabilize the education system by providing a predictable multi-year funding base.  For the upcoming 2004-05 school year, stabilization funding for school boards will increase by more than $400 million.  Over the next four school years, this funding will increase by more than eight per cent or $1.3 billion, including a substantial annual fund for school repair and renovation. The Ministry of Education will announce details shortly. This substantial investment will not only ensure that school boards have sufficient funds to meet operating costs, maintain our schools and make available more textbooks and resources, but also provide a platform for improved student achievement.

The second approach is to pursue excellence in education and student success.  Province-wide test results for 2002-03 indicate that among Grade 6 students, 56 per cent or fewer met Provincial standards for reading, writing and math.  Over the next four years, the government will implement a number of strategies to improve student results in reading, writing and math by age 12. The Province aims to achieve the following results by the 2007-08 school year.

o    75 per cent of students will reach the Provincial standards on province-wide reading, writing and mathematics tests.
o    A cap of 20 students per class from junior kindergarten to Grade 3 will be implemented.

To support the achievement of these results, the Province will make Investments in Student Success by enhancing Grants for Student Needs (GSN) to school boards by over $450 million in the 2004-05 school year, growing to over $1 billion by the 2007-08 school year.  These funds will be earmarked to implement the cap on class size from junior kindergarten to Grade 3 and to provide additional supports to students who need help the most.

In addition, other student success funding outside GSN will provide $133 million in the 2004-05 fiscal year, annualizing to $250 million in 2005-06, primarily for targeted literacy and numeracy programs. Over the next four years, these funds will be used to:

o    Establish a literacy and numeracy secretariat to support teachers and focus efforts in achieving success in reading, writing and math.
o    Train 4,000 new teacher specialists, bringing the total to 8,000 teachers trained in best practices and effective techniques for teaching literacy and numeracy.
o    More than double, from 42 to over 100, the number of schools that receive extra support to improve learning outcomes.  Through this program, "turnaround" teams of experienced teachers and administrators will provide help to schools with consistently below average achievement results.

                                                       22

                                                                                        Paper A: Ontario's Finances

The Ministry of Education will work with school boards and schools to develop results targets and to monitor achievement.  These performance indicators, to be developed with education partners, will be published annually.

It is not sufficient, however, to limit attention only to the primary grades.  The system must provide the right supports to enable every student to reach his or her highest possible level of achievement. A recent study suggests that up to 25 per cent of Grade 9 students may leave school without graduating.
The 2001 Census indicates that nearly 190,000 (13 per cent) of Ontario's 20- to 29-year-old population had not completed a high school diploma.

The Ministry of Education will work with the Ministry of Training, Colleges and Universities to develop a comprehensive "learning to 18" strategy to increase the number of students staying in school, completing their secondary school studies and going on to training or post-secondary education.  To support the development of this strategy, the Province will:

o    Support pilot projects intended to bring together community resources to help at-risk youth remain in school and graduate, through funding of $3.5 million over the next four years.
o    Promote college education among at-risk high school students by enhancing the School-College
     Work Initiative by $1 million in 2004-05, annualizing to $2 million in 2005-06.
o    Acquire up-to-date equipment for secondary school students pursuing technological education by providing $20 million in 2004-05.
o    Provide new academic upgrading and training options for high school leavers by increasing funding through the Ministry of Training, Colleges and Universities by $2 million in 2004-05, growing to $15 million in 2007-08.
o    Provide 1,500 $1,000 scholarships annually for high school leavers who return to complete their high school credentials and enter apprenticeships, through funding of $3 million in 2004-05, growing to $4.5 million annually by 2005-06. This initiative also includes a $2,000 signing bonus for employers to encourage them to train these young people as apprentices.

An adequate supply of well-trained teachers is crucial to support the education transformation plan.
Therefore, the Province will enhance the number of teacher-training spaces by 1,000 in 2004-05 and
2005-06.  This enhancement would augment the 5,700 teachers currently being trained each year and require an additional investment of $15 million over two years.

Over the coming weeks, the Ministry of Education will be announcing further details on education funding and on strategies to improve student achievement.

                                                       23

2004 Ontario Budget

Training, Colleges and Universities--Budgeting for Results
[A bar chart showing the projected growth in operating spending in the area of training, colleges and universities covering the fiscal year 2002-2003 through to an outlook for 2007-2008.]

In today's knowledge-based economy, quality
education and training programs are needed to
help Ontarians reach their full potential.  A
well-educated and trained workforce provides
the economy with a clear competitive
advantage.

Colleges and universities play a crucial role in
providing the knowledge and skills for
Ontarians to succeed.  The Province will
ensure that Ontario's colleges and universities
remain a quality system that ensures access and
affordability.

To support post-secondary education and apprenticeship and training programs, the operating spending of the Ministry of Training, Colleges and Universities will increase by $260 million to
$4.2 billion in 2004-05. By 2007-08, the Ministry's funding will increase by $470 million, or 12 per cent, compared to 2003-04.

Key Change Strategies
Ontario will work with students, parents and institutions to transform the post-secondary education sector in order to create an accessible, affordable, accountable and quality system.  The Province's aim is to increase attendance at post-secondary education institutions and to design a more co-
ordinated system with increased specialization and reduced duplication.  This will allow students to maximize their learning objectives.

To transform the post-secondary education system, the Province will take the following steps:

o    A comprehensive review will be undertaken by former Premier Bob Rae that is aimed at creating a sustainable funding framework for the post-secondary education sector based on effective use of the resources provided by government, students and the private sector.

                                                       24

                                                                                        Paper A: Ontario's Finances

o    Pending the outcome of the review, the following measures will be put in place to enhance accessibility and affordability.
     -   Tuition fees will be frozen for two years at 2003-04 levels for all academic programs funded by the Province. Post-secondary institutions will be compensated for costs resulting from the tuition fee freeze.
     -   Better access to student financial assistance will be provided for 50,000 students through eligibility reforms that also improve the harmonization of the Ontario and Canada student assistance plans.
     -   One-time funding of $25 million will be provided in 2004-05 to help stabilize colleges experiencing financial difficulties and to assist in the transition to a longer-term funding framework.  This funding is provided through the Change Fund.

o    Capital funding will increase in 2004-05 to ensure there is additional physical capacity to accommodate increased enrolment. The Province is investing $180 million, including $90 million this year, as part of a three-year commitment to create over 21,000 new spaces at four colleges and nine universities.
o    The Province will enhance accountability in the sector by implementing the first annual accountability and funding agreements with post-secondary education institutions beginning in
     2005-06.  These agreements will include multi-year funding and enrolment targets and will link funding to government objectives.

Ontario is facing a shortage of professional health care workers.  Over the next year, the Ministry of
Training, Colleges and Universities will work with the Ministry of Health and Long-Term Care to implement a comprehensive health human resource development strategy designed to increase the supply of highly trained health care professionals.

o    The Province will more than double the opportunities available to international medical graduates, from 90 to 200 positions.  Funded through the Ministry of Health and Long-Term Care, the assessment program will be expanded and the number of postgraduate training positions for international medical graduates will increase.
o    To further ensure that highly skilled health care providers will be available, the number of clinical education positions for nurse practitioners will be doubled from 75 to 150 within three years.
o    In addition, the Province will move to increase the number of postgraduate trained nurses needed to fill key faculty positions in schools of nursing by providing $10 million over four years for a
     Nursing Faculty Fund.
o    The Ministry of Health and Long-Term Care will support experienced nurses to mentor nurse trainees completing their clinical practice requirements.

                                                       25

2004 Ontario Budget

The Ministry of Training, Colleges and Universities will also work with the Ministry of Education to ensure an adequate supply of appropriately trained teachers.

Ontario needs to increase the quality and quantity of skilled labour, including tradespeople.  The
Province will transform the training and apprenticeship system by creating a One-Stop Training and
Employment system to better serve apprentices, immigrants, unemployed individuals and youth in transition from school to work.  The One-Stop system will streamline and improve access to programs and responsiveness to employers.  As part of this strategy, the Province will negotiate a second-
generation labour market agreement with the federal government to allow the integration of federal and provincial labour market and training programs.  These transformations will improve pathways to training and employment and produce the following results:

o    One-stop local planning and delivery services will be established to address labour market needs and help young people make the transition to work.
o    The number of new entrants into apprenticeship will increase by 7,000 to 26,000 annually by
     2007-08.

The Province will provide new funding of $11.7 million annually by 2006-07 to expand apprenticeship and will propose a new Apprenticeship Training Tax Credit to encourage employers to hire more apprentices.

The Province will take action to remove the barriers faced by internationally trained individuals that prevent them from pursuing their profession or trade.  The Province will provide $12.5 million annually by 2005-06 for this strategy, which will include:

o    Working with professional regulatory bodies and employers to increase access and eliminate barriers to credential recognition and job entry.
o    Expanding training services to help internationally trained individuals make the transition to
     Ontario's workforce.
o    Improving information on employment opportunities and requirements for individuals considering immigration to Ontario.

                                                       26

                                                                                        Paper A: Ontario's Finances

Social Services--Budgeting for Results
[A bar chart showing the projected growth in operating spending in the area of social services covering the fiscal year 2002-2003 through to an outlook for 2007-2008.]

Strong communities are a key priority for the
Province.  To support this priority, the
government will move to revitalize the social
services sector and provide effective and co-
ordinated supports for Ontario's children,
families and vulnerable people.

Funding for the social services sector, which
includes the Ministries of Children and Youth
Services and Community and Social Services,
will increase by over $1 billion by 2007-08
from the 2003-04 level.

Key Change Strategies
Programs for children and youth are fragmented and scattered among different Provincial ministries and a wide range of services and supports.  Some agencies serving children have been constrained in recent years to the point that services have eroded and service wait times have increased.  This complex and inefficient system is difficult for families to navigate through and can often result in poor outcomes as children and youth "fall through the cracks" in the system.

In order to transform children's services, the Province has established the Ministry of Children and
Youth Services.  Programs for children, formerly dispersed among different ministries, are being consolidated in the new ministry and form the nucleus from which a seamless and rational system of services for children and youth will be built.  The aim of this transformation is to ensure that all children and youth have the best opportunity to succeed and realize their full potential.

Over the medium term, the Province will implement strategies to promote strong communities by ensuring that children arrive at school ready to learn and that children are provided the supports they require.  First steps in this transition, and key results arising from this strategy, include the following:

o    As part of the Federal-Provincial Framework on Early Learning and Child Care, funding will be provided to stabilize the existing regulated child care system and provide child care spaces for pre-school-aged children.  In the first year, this will result in an additional 4,000 subsidized child care spaces.  This represents an investment of $58 million in 2004-05, growing to $137 million in
     2007-08.

                                                       27

2004 Ontario Budget

o    Children's Mental Health Centres provide key community-based supports to help vulnerable children and youth.  An investment of $25 million in 2004-05, growing to $38 million in 2007-08, will be provided to revitalize and expand children's mental health programs.  This investment, at maturity, will allow children's mental health programs to treat an additional 7,000 children per year.
o    The Province will provide a three per cent increase in funding in 2004-05 to agencies that have not received a funding increase in several years, including agencies that provide prevention and early intervention services for children and families at risk. The Minister of Children and Youth
     Services will provide further details on this initiative.

Services and supports for families and adults have also been constrained in recent years, which has contributed to an increase in homelessness and poverty.  Over the next four years, the Province will improve community supports in order to achieve the following results:

o    Increased involvement in their communities by people having income and shelter stability and increased personal safety.
o    An integrated and cost-effective service system for vulnerable adults that increases individual and community self-reliance.

As a first step in this transition, the Province is moving to improve income support programs through the following measures:

o    An increase of three per cent in social assistance basic needs and maximum shelter allowances for recipients of Ontario Works and the Ontario Disability Support Program; and
o    An increase in the maximum benefit provided to families caring for children with severe disabilities.

In total, these measures will provide an additional $106 million in benefits annually to social assistance recipients. Municipalities will not be required to share the cost of these increases until
2005.

Also, social assistance benefits will not be reduced by the July 2004 increase to the federal National
Child Benefit Supplement (NCBS) for one year. This change will provide social assistance recipients with an extra $7 million for the 2004-05 fiscal year.

                                                       28

                                                                                        Paper A: Ontario's Finances

Over the next year, the Province will examine Ontario's approach to the treatment of NCBS payments to social assistance recipients and decide whether it should be changed or restructured. As well, social assistance programs that provide cash and in-kind benefits for children will be reviewed. If there are better ways to deliver benefits to low-income families and vulnerable children, the government will do so.

In addition to financial assistance, people may also need supports provided by social service agencies.
As is the case for children's programs, services for adults are sometimes fragmented and some agencies serving adults have experienced financial constraints that have reduced their ability to deliver effective services.  The Province will transform this sector by ensuring that social services operate on a sound financial base and efficiently support their clients to achieve positive results.  As part of this change strategy, the Province is taking the following actions:

o    In order to provide communities with flexibility to align services to better meet local needs, homelessness prevention programs will be streamlined and enhanced by $2 million annually.
o    An additional $5 million will be available in 2004-05 to provide a three per cent increase for agencies that have not received a funding increase in several years, including women's emergency shelters and domiciliary hostels. The Minister of Community and Social Services will provide further details on this initiative.
o    In order to ensure that families receive the support payments they are entitled to, the Province will invest $40 million over the next four years to improve the ability of the Family Responsibility
     Office to track down and collect support payments that are in arrears.

The Province will be transforming services for people with developmental disabilities in order to create an accessible, fair and sustainable system of community-based supports. The Province will work with stakeholders to create a plan that will result in more self-reliant individuals and families supported by co-ordinated information, planning and services in their local communities.

The government will introduce legislation that would amend the Tenant Protection Act. The current rent control guideline allows landlords uncontested rent increases of two per cent plus an inflation factor. Under the proposed 2005 guideline, the two per cent base amount would be suspended so that rent increases would reflect only the increases in landlords' operating costs.

The government will work with the federal government to increase the number of affordable housing units in Ontario, with a particular focus on appropriate housing for persons suffering from mental illness, victims of domestic violence and the working poor.

                                                       29

2004 Ontario Budget

Electricity
A secure, stable, efficient and clean electricity system is a cornerstone of a strong, competitive and innovative economy and is fundamental to our quality of life.  The electricity sector directly employs more than 40,000 people, and generates sales of about $12 billion.

The Province is the sole shareholder of both Ontario Power Generation Inc. (OPG), which acquired the generating assets of the former Ontario Hydro in 1999; and of Hydro One Inc., which acquired the transmission and distribution assets of the old Ontario Hydro.

The fiscal impact of the performance of the electricity sector since April 1, 1999 reflects the net consolidation of the results of OPG, Hydro One, the Independent Electricity Market Operator (IMO),
and Ontario Electricity Financial Corporation (OEFC) into the Province's books.  OEFC is the legal continuation of the old Ontario Hydro and has the mandate to manage and retire the debt and certain other liabilities of the old Ontario Hydro.  A sustainable electricity system means consumers must pay the true cost of electricity.  In the past five years, this has not been the case. Without a significant restructuring of the electricity sector, the taxpayer would be at greater risk of continuing to subsidize electricity prices.

Key Change Strategies
The government plans to introduce legislation in June 2004 to implement its vision for reforming the electricity sector, and if the legislation is passed in the fall, the new market structure is expected to be in place early in the new year.

In addition to the creation of an Ontario Power Authority, responsible for ensuring long-term supply adequacy in Ontario and encouraging conservation and renewable energy, the proposed reforms would result in a combination of a fully regulated and competitive electricity sector, with different electricity generators receiving prices set through a variety of mechanisms. Electricity generated from
OPG's nuclear and baseload hydro generation assets would receive regulated prices, and electricity from those generators with existing or new contracts would receive prices as determined by their contracts.  A competitive market would set the price received by other generation.

Under the proposed plan, consumers would pay bills that reflect a blend of these costs, including the pass-through of regulated rates for OPG-regulated plants, the full costs for existing and new contracts for generation, and market prices for other plants receiving the market price.  For residential and small business consumers, the Ontario Energy Board (OEB) would implement a new standard rate plan in early 2005 that would reflect these blended costs.  The standard rate plan would provide more stable prices to consumers, with periodic adjustments to ensure people pay the true cost of electricity over time.

                                                       30

                                                                                        Paper A: Ontario's Finances

Fiscal Implications of Electricity-Sector Reforms
The 2004-05 and medium-term fiscal outlook are based on the implementation of the government's proposed reforms of the electricity sector, as well as other actions already taken. The main impacts, through consolidation of OPG and OEFC on the Province's books, would be as follows:

o    The fiscal cost of the fixed price plan for low-volume and designated consumers would be eliminated with the implementation of an OEB standard rate plan early in 2005.  In the interim, on
     April 1, 2004, the government put into place a pricing structure for electricity for low-volume and designated consumers that better reflects the cost of producing electricity and is not expected to result in a fiscal cost to the Province.
o    OPG financial performance should improve over the medium term, reversing the significant negative impact of OPG performance on the Province in recent years. Improvement is expected both as a result of government actions to improve management and board oversight at OPG, and through the move to place a significant part of OPG assets under OEB regulation.
o    Consumers would be responsible for paying the full cost of existing and any new contracts for generation.  This would eliminate the Province's and OEFC's liability for the above-market portion for about 90 existing power purchase agreements.  The fiscal impact would be a one-time revenue gain of $3.9 billion in the year the proposed legislation is implemented.  These agreements were entered into by the former Ontario Hydro with non-utility generators located in
     Ontario.  As the legal continuation of the old Ontario Hydro, OEFC is the counterparty to these contracts, which account for approximately six per cent of generating capacity in Ontario.  Since market opening, the cost to OEFC of purchasing power under these contracts has been higher than the market price at which OEFC is able to resell the electricity.  For example, in 2003-04 OEFC paid $289 million more to purchase power under these contracts than it was able to recover from the sale of this power in the market. Under the proposed electricity-sector reforms, full costs would be passed on to the consumer over the life of the contracts, resulting in the elimination of this liability.

The intent of these proposed changes is to have consumers pay the true cost of electricity, without taxpayers paying part of the cost.  The projected impact on the fiscal plan would be that sufficient revenues are received from the electricity sector to pay for the interest on the Province's investment in
OPG and Hydro One and to ensure that the debt and other liabilities of the old Ontario Hydro are serviced and retired by the electricity consumer, not the taxpayer.

                                                       31

2004 Ontario Budget

Strong Communities
The Ontario Government and Ontario's municipal leaders share the responsibility of ensuring safe and vital communities. The Ontario Government will begin a dialogue with municipal leaders in the summer of 2004 that will result in a new partnership between the provincial government and municipalities, including new governance and financial tools.  This dialogue is expected to guide provincial and municipal fiscal arrangements over the next four years and into the future.

Key Change Strategies
The government will dedicate two cents of the existing provincial gas tax to municipalities for public transit, beginning with one cent in October 2004.  This funding will be increased to 1.5 cents in
October 2005, and two cents in October 2006.  A distribution formula for this funding will be a subject for consultation in the upcoming dialogue.

The Province will move to assume 75 per cent of the cost of public health by 2007.  This will have a positive impact on municipal budgets throughout Ontario, with a large portion of the benefit accruing to Greater Toronto Area (GTA) municipalities. In light of this, the government intends to enter into discussions with GTA municipalities on mechanisms to share the costs of transit and transportation in recognition of the increasingly integrated reliance of GTA residents on their transportation infrastructure.

The Province and the Association of Municipalities of Ontario (AMO) have a Memorandum of
Understanding (MOU) that has established a framework for consultation and partnership.  The
Province will introduce legislation to enshrine this MOU in the Municipal Act.  The Province will also work with the AMO to undertake a review of the Municipal Act to ensure that municipal leaders have the powers and flexibility needed to effectively serve their communities.

The Ontario Government has asked the federal government to establish a federal, provincial and municipal working group to examine options to make municipalities more fiscally sustainable, autonomous and accountable, and to ensure that municipalities have a seat at the table of national change.

                                                       32

                                                                                        Paper A: Ontario's Finances

Working Together on Shared Challenges
In addition to the cornerstone initiatives noted previously, the Ontario Government is undertaking a wide range of investments and initiatives to support Ontario's municipalities and work in partnership on shared challenges:

o    The government will release the first-ever Growth Management Plan for the Golden Horseshoe to maximize the benefits of growth and minimize its costs.
o    The Ontario Government will introduce legislation that would establish a Greater Toronto
     Transportation Authority (GTTA), with a clear mandate to reduce gridlock and ensure the smooth movement of goods and people across the GTA.
o    The government will invest $448 million in transit capital, including support for the Toronto
     Transit Commission, expansion of GO Transit, a bus rapid-transit system for the GTA, and technical studies and environmental assessments for the Ottawa O-Train and Waterloo Region's
     LRT.
o    In 2004-05, Ontario will commit $505 million for municipal and local infrastructure investments.
o    The Province is partnering with the federal government to fund municipal infrastructure through the five-year, $900 million Canada-Ontario Municipal Rural Infrastructure Fund (COMRIF).
     Priority will be given to helping small towns and rural communities improve water quality, upgrade sewage treatment and waste management, fix local roads and repair bridges.  The federal and Ontario governments are working closely with the AMO to implement a program that meets local needs.
o    The Province will invest over $400 million to support source-to-tap drinking water initiatives, which includes over $250 million in capital funding.  A significant portion of this funding will be used to help municipalities bring their water treatment facilities up to the world-class standards set out in the Province's Safe Drinking Water Act.
o    The government is developing a 10-year strategic infrastructure investment plan for Ontario.  The plan will set out investment priorities for all sectors and describe how these investments will be funded.
o    The Province will introduce legislation that would affirm the creation of the Ontario Strategic
     Infrastructure Financing Authority (OSIFA) to provide efficient and affordable financing for public infrastructure priorities and to issue Infrastructure Renewal Bonds that will provide
     Ontarians with an opportunity to invest in local infrastructure across the province.
o    The government has introduced Planning Act amendments to limit the role of the Ontario
     Municipal Board in making planning decisions for communities, and to return those powers to elected municipal governments.  The government will seek input from municipalities and the development industry on changes to the Planning Act, a revised Provincial Policy Statement and reforms to the Ontario Municipal Board process.

                                                       33

2004 Ontario Budget

o    The government will move forward with proclamation of the outstanding legislative provisions to provide incentives to remediate brownfield sites.  The Province will partner with municipalities in a program of matching property tax relief to ensure that these sites are returned to their economic and environmental potential.
o    The Province will work with municipalities and other stakeholders to move forward on the commitment to divert 60 per cent of waste from landfills.  To complement this initiative, the government is also appointing an expert panel to advise on ways to improve the Environmental
     Assessment process.
o    Early in 2004, the Province announced measures to increase municipal flexibility in managing property tax.  The Province will introduce legislation that would further expand municipal options in designing the phase-in of current value assessment-based property tax for businesses.  The
     Province will consult further on measures that would increase municipal options to provide small business protection in property tax.
o    The Province will accept the advice of its municipal partners and introduce legislation to revise the valuation date for property assessment, by setting it back by six months to January 1 of the year preceding the taxation year, beginning in 2006.  To allow time to work together on enhancing the quality and consistency of property assessments, the next reassessment would be conducted for the 2006 taxation year based on January 1, 2005 property values.
o    The government will consult with rural residents and stakeholders across the province to better understand the unique priorities of rural communities and the changes that are needed to improve their economic prosperity, environmental well-being and quality of life.
o    The government will introduce a range of initiatives to unlock the economic potential of northern
     Ontario, including a Northern Ontario Grow Bonds program that would foster small and medium-
     sized business development and the GO North Investor Program, to market northern Ontario to investors around the world and attract anchor investments to northern communities.

                                                       34

                                                                                        Paper A: Ontario's Finances

Section III: Ontario's 2004-05 Fiscal Plan

2004-05 Fiscal Summary
In 2004-05, the deficit is forecast at $2.2 billion, a $4.0 billion reduction from the $6.2 billion deficit projected for 2003-04.  The 2004-05 fiscal plan includes the impact of a one-time $3.9 billion revenue gain related to the projected elimination of the liability for non-utility generator power purchase agreements.

2004-05 Fiscal Outlook
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                       Interim           Plan
                                                       2003-04          2004-05                  Change
---------------------------------------------------------------------------------------------------------------
                                                                                      $ Millions       Per cent
---------------------------------------------------------------------------------------------------------------
Revenue*                                                68,250           78,360          10,110              14.8
Expense
     Programs                                           62,518           66,695           4,177               6.7
     Capital                                             2,202            2,575             373              16.9
     Interest on Debt                                    9,752           10,329             577               5.9
Total Expense                                           74,472           79,599           5,127               6.9
Reserve                                                      -            1,000           1,000               -
Surplus / (Deficit)                                     (6,222)          (2,239)          3,983             (64.0)
---------------------------------------------------------------------------------------------------------------
*    Includes one-time revenue gain of $3,881 million related to the projected elimination of the liability for non-utility generator power purchase agreements in 2004-05.
Source: Ontario Ministry of Finance.
                                              -----------------------------------------------------------------

o    Total revenue in 2004-05 is projected at $78.4 billion, an increase of $10.1 billion from the
     2003-04 interim level of $68.3 billion. This increase is primarily due to higher taxation revenues driven by economic growth and the measures proposed in this Budget.  The proposed electricity reforms in this Budget increase revenues in 2004-05 by eliminating the liability associated with non-utility generator power purchase agreements.
o    Total spending in 2004-05 will increase to $79.6 billion, up $5.1 billion or 6.9 per cent.  This increase is primarily due to higher levels of spending on health, education, social services and post-secondary education, as well as additional funding provided through the Change Fund in
     2004-05, created to assist key sectors to implement change strategies.

                                                       35

2004 Ontario Budget

2004-05 Revenue Outlook
Revenue is projected at $78.4 billion in 2004-05, up $10.1 billion or 14.8 per cent from the 2003-04 interim level.  Of this increase, $3.9 billion arises from the projected elimination of the liability associated with non-utility generator power purchase agreements.  The $4.8 billion increase in taxation revenues is attributable to a growing economy and the revenue impact of measures in the
Fiscal Responsibility Act, 2003, and proposed in this Budget, including the new Ontario Health
Premium.

Revenue by Source
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                       Interim          Plan                   Change
                                                        2003-04        2004-05
---------------------------------------------------------------------------------------------------------------
                                                                                      $ Millions       Per cent
---------------------------------------------------------------------------------------------------------------
Taxation Revenue
     Personal Income Tax                                 17,778          18,821           1,043               5.9
     Retail Sales Tax                                    14,260          15,036             776               5.4
     Corporations Tax                                     7,222           8,320           1,098              15.2
     Ontario Health Premium                                   -           1,635           1,635               -
     All Other Taxes                                      9,901          10,186             285               2.9
Total Taxation Revenue                                   49,161          53,998           4,837               9.8
Government of Canada                                      9,962          10,798             836               8.4
Income from Government Enterprises                        3,069           3,564             495              16.1
Other Non-Tax Revenue*                                    6,058          10,000           3,942              65.1
Total Revenue                                            68,250          78,360          10,110              14.8
---------------------------------------------------------------------------------------------------------------
*    Includes one-time revenue gain of $3,881 million related to the projected elimination of the liability for non-utility generator power purchase agreements in 2004-05.
Source: Ontario Ministry of Finance.
                                                ---------------------------------------------------------------

o    Personal Income Tax revenue is projected to increase by $1.0 billion (5.9 per cent) to
     $18.8 billion in 2004-05.  This increase reflects the growth in employment (1.7 per cent) and personal income (3.4 per cent) forecast for the Ontario economy in 2004.  The growth rate is also boosted by a negative adjustment recorded against 2003-04 revenues for overestimating revenues by $0.5 billion in the 2002-03 Public Accounts of Ontario.
o    Retail Sales Tax revenue is projected to increase by $0.8 billion (5.4 per cent) to over
     $15.0 billion in 2004-05.  This increase results from projected growth (3.5 per cent) in Ontario retail sales in 2004, and continued growth in business spending subject to sales tax.

                                                       36

                                                                                        Paper A: Ontario's Finances

o    Corporations Tax revenue is expected to increase by $1.1 billion (15.2 per cent) to $8.3 billion in
     2004-05. This increase reflects the growth in corporate profits projected for 2004 (5.8 per cent)
     and the tax measures taken in the Fiscal Responsibility Act, 2003.  The growth rate is also boosted by a negative adjustment recorded against 2003-04 revenues for overestimating revenues by
     $0.4 billion in the 2002-03 Public Accounts of Ontario.
o    The proposed Ontario Health Premium is expected to generate $1.6 billion in revenue in 2004-05.
o    Revenues from all other taxes combined are expected to increase by $0.3 billion (2.9 per cent) to
     $10.2 billion in 2004-05.  This increase reflects the pace of real economic growth (2.3 per cent)
     forecast for the Ontario economy and the impact of tax measures proposed in this Budget.
o    Federal Payments are expected to increase by $0.8 billion (8.4 per cent) to $10.8 billion in
     2004-05.  This increase is mainly due to increased health and social transfers.
o    Income from Government Enterprises is expected to increase by $0.5 billion (16.1 per cent) to
     $3.6 billion in 2004-05.  This increase is mainly due to improved performance of Ontario Power
     Generation Inc., which had lower net income in 2003-04 primarily due to a writedown of its coal-
     fired plants.
o    Other Non-Tax Revenue is expected to increase by $3.9 billion (65.1 per cent) to $10.0 billion in
     2004-05.  This increase is largely due to a one-time revenue gain of $3.9 billion arising from the projected elimination of the liability associated with non-utility generator power purchase agreements.

                                                       37

2004 Ontario Budget

2004-05 Expense Outlook
The 2004-05 expense outlook at $79.6 billion is up $5.1 billion from the 2003-04 interim outlook of
$74.5 billion. Increased spending is concentrated on health care, education, post-secondary education and social services. A total of $1.0 billion is being provided through the Change Fund to facilitate the implementation of change strategies in key sectors.

Expense by Sector
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                         Interim          Plan                   Change
                                                         2003-04         2004-05
---------------------------------------------------------------------------------------------------------------
                                                                                      $ Millions       Per cent
---------------------------------------------------------------------------------------------------------------
Programs
     Health Care                                          28,100         29,652           1,552               5.5
         Change Fund - Health Care*                            -            609             609               -
         SARS-related and Major One-Time                     842              -            (842)              -
              Health Costs
     Education                                             9,754         10,623             869               8.9
     Training, Colleges and Universities                   3,934          4,194             260               6.6
     Social Services                                       8,659          9,149             490               5.7
     Justice                                               2,826          2,907              81               2.9
     Other Programs**                                      8,403          9,561           1,158              13.8
Total Programs                                            62,518         66,695           4,177               6.7
Capital                                                    2,202          2,575             373              16.9
Interest on Debt                                           9,752         10,329             577               5.9
Total Expense                                             74,472         79,599           5,127               6.9
---------------------------------------------------------------------------------------------------------------
*    Expense outlook for 2004-05 includes a one-time Change Fund of $1.0 billion, including $0.6 billion to assist with the transformation of the health care sector.
**   Includes $1.0 billion Contingency Fund and $0.4 billion Change Fund in 2004-05 expense outlook.
Source: Ontario Ministry of Finance.
                                                ---------------------------------------------------------------

o    In 2004-05, health care operating spending, excluding $0.6 billion provided through the Change
     Fund, will be $29.7 billion, an increase of $1.6 billion from the previous year's level of
     $28.1 billion. Within the health care budget, major areas of spending in 2004-05 include
     $11.3 billion in operating support to Ontario's 154 hospitals and $7.0 billion in OHIP payments to physicians and other service providers. The remaining $11.4 billion in health care spending will support a wide range of services including drug programs, long-term care facilities, and community and public health services.  These investments in community and public services will support transformation of the health care system, leading to lower rates of increase in future funding.

                                                       38

                                                                                        Paper A: Ontario's Finances

o    Ministry of Education operating spending will be $10.6 billion this year, an increase of almost
     $0.9 billion from the 2003-04 level of $9.8 billion.  This includes an increase in School Board
     Operating Grants (SBOG) of more than $0.7 billion in 2004-05, which represents the Province's fiscal year requirements for the Grants for Student Needs. This increase also includes $0.1 billion in other Student Success funding, provided outside SBOG, primarily to support targeted literacy and numeracy programs.
o    Provincial program spending in support of publicly funded post-secondary education institutions, student financial assistance and apprenticeship and training activities, as provided through the
     Ministry of Training, Colleges and Universities, will increase by $0.3 billion to $4.2 billion in
     2004-05. This includes an increase of more than $0.1 billion for Ontario's publicly funded post-
     secondary education institutions this year.  Spending on student financial assistance will also increase by $0.1 billion in 2004-05 including additional costs to enhance Ontario's student loan program.
o    In 2004-05, operating spending on social services will be $9.1 billion, an increase of $0.5 billion from last year. This increase includes $0.1 billion to implement an increase in social assistance payments. Programs delivered through the Ministry of Children and Youth Services will increase by $0.2 billion in 2004-05 mainly as a result of enrichments in child care and children's mental health programs.
o    The Justice sector, comprising the Ministry of the Attorney General and the Ministry of
     Community Safety and Correctional Services, will have operating spending of $2.9 billion in
     2004-05.
o    In 2004-05, spending on all other Provincial programs will be $9.6 billion.  This level includes a
     Management Board Contingency Fund of $1.0 billion that contains funding for government-wide initiatives not yet allocated to ministries, pending further details and/or justification.
o    In addition, a $1.0 billion Change Fund is included in the 2004-05 fiscal plan for transformation initiatives that demonstrate an improvement in results and outcomes.  Of this amount, $0.6 billion has been allocated to the Ministry of Health and Long-Term Care, with the remainder intended for other sectors.  Full details of the Change Fund are provided in the following pages.
o    Ontario's planned capital expense for 2004-05 is $2.6 billion, which includes $1.5 billion in capital transfers to municipalities, hospitals, universities, colleges and other transfer recipients;
     $0.3 billion for repairs, rehabilitation and other capital investments; and $0.8 billion for amortization costs for major Provincial tangible capital assets (mainly highways and buildings).
o    Interest on debt in 2004-05 is forecast at $10.3 billion, up from the previous year by $0.6 billion, reflecting the costs associated with increased borrowing requirements.

                                                       39

2004 Ontario Budget

Change Fund
The 2004 Budget includes a one-time $1.0 billion Change Fund that will support the government's plans to change and improve Ontario's public services.  The Fund will help to pay for projects that rationalize or better integrate existing programs and services, to put in place new systems and processes to reduce long-term costs, or to mitigate the demand for services over the long run.

Change Fund investments are intended to cover one-time costs in 2004-05 only; any additional support, if required, will be determined as part of the 2005-06 Budgeting for Results process. Of the
$1.0 billion allocated for the Change Fund, more than $600 million is to be provided to the Ministry of Health and Long-Term Care to assist with its transformation agenda.  The remaining funding has been, or will be, distributed to other ministries that can provide an acceptable business case for their proposed projects.

The following table highlights key investments funded through the Change Fund in 2004-05.

Change Fund Investments
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                                         Plan
                                                                                                        2004-05
---------------------------------------------------------------------------------------------------------------
Investments for Health Care
Community Health Services--home care and community mental health                                 140
Family Health Teams                                                                              111
e-Health Initiatives                                                                              78
Other Projects (including wait lists and workplace safety)                                       280
                                                                                         -----------
                                                                                                            609
Other Investments
ServiceOntario Enhancement                                                                        27
College Stabilization                                                                             25
Nutrient Management Financial Assistance Program                                                   5
All Other                                                                                          6
                                                                                         -----------
                                                                                                             63
Investments to be Confirmed                                                                                 328
Total Change Fund Investments                                                                             1,000
---------------------------------------------------------------------------------------------------------------
Source: Ontario Ministry of Finance.
                                                                                         ----------------------

                                                       40

                                                                                        Paper A: Ontario's Finances

Investments for Health Care
o    A number of projects will be undertaken, designed to facilitate transformation in the health care system, including developing and expanding wait list registries for cardiac services, cancer radiation and hip- and knee-joint replacements, as well as improving workplace safety for nurses by purchasing 12,000 bed lifts for hospitals and long-term care facilities. The Change Fund will make a $280 million investment in these projects.
o    Services previously provided in institutions can now often be delivered at home, offering greater dignity and quality of life, and in many instances be less costly to provide. Home care will be expanded to service 21,400 additional Ontarians and access to community mental health services will be extended to a further 13,650 people through a Change Fund investment of $140 million in
     2004-05.
o    150 Family Health Teams will be established, composed of physicians, nurse practitioners and other health care providers, that will provide comprehensive primary health care to Ontarians on a
     24/7 basis. The Change Fund will contribute $111 million to primary care initiatives.
o    e-Health initiatives refers to using information technology to modernize health care service delivery and to achieving health system integration.  A variety of e-Health projects will be supported through the Change Fund this year including providing emergency rooms with electronic access to the drug history records of Ontario Drug Benefit recipients; and setting standards for health information technology through the Ontario Health Informatics Standards
     Council.  The Change Fund will provide $78 million for e-Health initiatives in 2004-05.

Other Investments
o    The ServiceOntario initiative will improve the delivery of government services to the public by allowing access to government services by telephone, the internet or in person. In addition, operational efficiencies will be realized by consolidating existing offices and co-locating where feasible, with other levels of government.  The Change Fund is investing $27 million this year to support ServiceOntario enhancements.
o    Pending the results of the post-secondary education review, one-time funding of $25 million will be provided in 2004-05 to help stabilize colleges that are experiencing financial difficulties and enable them to transition to a longer-term funding framework.
o    The Nutrient Management Financial Assistance program will help farmers pay the costs associated with becoming compliant with the Nutrient Management Act.  The government has allocated $20 million over the next two years for this initiative, with first-year funding provided through the Change Fund.

                                                       41

2004 Ontario Budget

The remaining $328 million in the Change Fund will be allocated early this fiscal year, following a review of business case plans to ensure projects demonstrate such benefits as good value for money;
improved quality or delivery of public services; improved cost efficiency or result in cost savings in the long run. As Change Fund projects are reviewed and approved during the fiscal year, these will be detailed and reported in the quarterly Ontario Finances.

Any unallocated amounts remaining in the Change Fund at year-end will be applied to reduce the deficit.

                                                       42

                                                                                        Paper A: Ontario's Finances

Investments for Healthier Ontarians
The government is committed to ensuring a health care system that is sustainable and delivers high-
quality, results-focused and patient-centred health care to Ontarians where and when it is needed.
Programs and services that support healthier Ontarians are delivered through many ministries including Health and Long-Term Care; Children and Youth Services; Environment; Training,
Colleges and Universities; and others.  Altogether, the government will increase spending for programs contributing to healthier Ontarians by $2.4 billion in 2004-05. The table below illustrates increases in programs that contribute to healthier Ontarians.

Year-over-Year Increases in Programs Contributing to Healthier Ontarians
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                                       Increase
                                                                                                        2004-05
---------------------------------------------------------------------------------------------------------------
Ministry of Health and Long-Term Care
o    Long-Term Care Facilities--reflects opening of an additional 3,760 beds to                   406
     facilitate appropriate settings for care; and improvements to the safety and quality of care of the residents of these facilities
o    OHIP--expansion of family health teams and to fund utilization increases in                  272
     OHIP insured services
o    Ontario Drug Programs--utilization growth                                                    193
o    Home Care, Community and Mental Health Services--increase in funding to                      182
     provide home care to an additional 21,400 Ontarians and support an additional
     13,650 mental health clients in their communities
o    Public Health Services--improve systems capacity to manage infectious                        165
     disease control, add three new vaccines to the children's immunization program, and implement a comprehensive tobacco strategy
o    Health human resource strategies--initiatives to increase the supply of                      108
     physicians, nurse practitioners and nurses and to purchase 12,000 bed lifts to improve working conditions for nurses
o    Wait Time Registries and e-Health Initiatives--aimed at using information                     97
     technology to modernize health care service delivery and to help achieve health system integration
o    Hospitals--increase in Provincial operating support for the continuation of                  470
     essential health care services
o    Other health care services including increases for cancer care and ambulance                 268
     services
                                                                                             --------
                                                                                                          2,161

                                                       43

2004 Ontario Budget

---------------------------------------------------------------------------------------------------------------
Year-over-Year Increases in Programs Contributing to Healthier Ontarians (continued)
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                                       Increase
                                                                                                        2004-05
---------------------------------------------------------------------------------------------------------------
Ministry of Children and Youth Services
o    Children's Mental Health--enhance community-based programs serving                                      25
     children at risk

Ministry of Community and Social Services
o    Ontario Drug Benefit Plan--utilization growth                                                           42
Ministry of Environment
o    Clean Water Programs--Safe Drinking Water program, Watershed-Based                            52
     Source Protection program, and nutrient management standards, implementation and compliance activities
o    Capital Clean Water Programs--includes Watershed-Based Source Protection                       8
     program, and investments in nutrient management to support the implementation of standards
                                                                                                             60
Ministries of Municipal Affairs and Housing/Northern Development and Mines
o    Millennium Partnerships Initiative--water and wastewater projects                                       21

Ministry of Natural Resources
o    Operating Programs--Watershed-Based Source Protection program                                 26
o    Capital Programs--Watershed-Based Source Protection program and surface                        6
     water monitoring
                                                                                             --------
                                                                                                             32
Ministry of Training, Colleges and Universities
o    Medical and Nurse Education--increase funding to support increased                                      16
     enrolment in medical schools and collaborative nursing education programs
Ministry of Tourism and Recreation
o    Active 2010--promotes increased participation in sports and physical activity,                           3
     particularly for children, youth and low-income individuals
Total Increase in Funding                                                                                 2,360
---------------------------------------------------------------------------------------------------------------
Sources: Ontario Ministry of Finance and Ontario Ministry of Public Infrastructure Renewal.
                                                                                            -------------------
To ensure that there will be funding, both for health care and for other health enhancing priorities, the government will introduce proposed legislation to create the Ontario Health Premium to support a
$2.4 billion increase in funding for the programs that contribute to healthier Ontarians this year.

                                                       44

                                                                                        Paper A: Ontario's Finances

Support for Health Care, the Ontario Trillium Foundation and
Communities
Provincial proceeds from gaming activities continue to support Provincial priorities, including the operation of hospitals, charities, communities and the agricultural sector.

Support for Health Care, Charities, and Problem Gambling and Related Programs
($ Millions)
----------------------------------------------------------------------------------------------------------------
                                                                                         Interim           Plan
                                                                                         2003-04         2004-05
------------------------------------------------------------------------------- --------------------------------
Lotteries, Charity Casinos and Slot Machines at Racetracks Revenue
                                                                                ----------------
     Operation of Hospitals                                                                1,499           1,474
     Ontario Trillium Foundation                                                             100              95
     Problem Gambling and Related Programs                                                    21              36
Commercial Casinos Revenue
     General Government Priorities                                                           480             512
Total                                                                                      2,100           2,117
------------------------------------------------------------------------------- --------------------------------
Sources: Ontario Ministry of Economic Development and Trade and Ontario Ministry of Finance.
                                                                                --------------------------------

Revenue from Lotteries, Charity Casinos and Slot Machines at Racetracks
The Ontario Lottery and Gaming Corporation Act, 1999, requires that net Provincial revenue generated from lotteries, charity casinos and racetrack slot machines support services such as the operation of hospitals, problem gambling and related programs, and funding for charitable organizations through the Ontario Trillium Foundation.

o    In 2004-05, it is estimated that $1,474 million in net revenue from lotteries, charity casinos and slot machines at racetracks will be applied to support the operation of hospitals.
o    The Ontario Trillium Foundation has become one of Canada's largest grant-making foundations.
     In 2004-05, the Ontario Trillium Foundation will be provided with $95 million (to be supplemented with $5 million from the Ontario Trillium Foundation reserve for a total of
     $100 million) to help build strong and healthy communities by contributing to charitable and not-
     for-profit organizations.
o    Two per cent of gross slot machine revenue, estimated at $36 million for 2004-05, is allocated to programs that support problem gambling and related treatment, prevention and research programs.

                                                       45

2004 Ontario Budget

Benefits from Commercial Casinos
o    In 2004-05, net Provincial revenue from commercial casinos estimated at $512 million will be used to support general government priorities including health care, education and social programs.
o    Since the commencement of commercial casino operations, 27,000 direct and indirect jobs have been created in Ontario. Commercial casino operations and the additional tourists they attract contribute an estimated $2.4 billion annually to the Ontario economy.

Other Beneficiaries of Charity Casinos and Slot Machines at Racetracks

Support for the Agricultural Sector and Municipalities
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                        Interim           Plan
                                                                                        2003-04         2004-05
---------------------------------------------------------------------------------------------------------------
     Agricultural Sector                                                                    308             299
     Municipalities                                                                          75              75
Total                                                                                       383             374
---------------------------------------------------------------------------------------------------------------
Source: Ontario Ministry of Economic Development and Trade.
                                                                               --------------------------------

o    Twenty per cent of gross revenue from slot machines at racetracks is provided to promote the economic growth of the horse-racing industry. Since 1998, this initiative has preserved and enhanced over 60,000 jobs in Ontario's horse-racing industry, providing over $1.1 billion to a key component of the Province's agricultural sector. For 2004-05, additional support is estimated at
     $299 million.
o    A portion of gross slot machine revenue estimated at $75 million in 2004-05 will be provided to municipalities that host charity casinos and slot operations at racetracks, to help offset local infrastructure and service costs.

                                                       46

                                                                                        Paper A: Ontario's Finances

Infrastructure Overview
Infrastructure is the foundation, literally and figuratively, for the next wave of economic and population growth in Ontario.

Investment in infrastructure raises our standard of living through its impact on productivity and by enabling the provision of public services that improve our quality of life. Every additional $1 million invested in public infrastructure generates approximately $200,000 in annual cost savings to Ontario businesses.  Similarly, in the public sector, investment in infrastructure can raise the quality and efficiency of health, education and other public services.

Ontario already has public infrastructure worth more than $250 billion. However, over the last two decades, public infrastructure growth has significantly lagged economic growth.  At the same time, most of the infrastructure built for the baby boom is reaching the end of its useful life and needs to be renewed or replaced.

To help meet the infrastructure challenge, the government established a new Ministry of Public
Infrastructure Renewal. The Ministry is responsible for the strategic management of the government's capital investment plan, including investments in the Province's own assets and transfers for capital purposes to hospitals, municipalities, post-secondary institutions and other transfer recipients.

The government is also committing to develop a 10-year strategic infrastructure investment plan to guide our future investment decisions. The plan will identify long-term investment priorities in key sectors such as water and wastewater, transportation, health, justice, schools and post-secondary education.

The way we live tomorrow depends on how we plan and grow today. That is why the government is developing a growth management plan, starting with the Golden Horseshoe--the largest urban region in Canada. The plan will help us grow in the right way--by investing in infrastructure to support growth areas and by protecting the areas that provide our food, water and recreation. The government will be releasing the first growth management plan for the Golden Horseshoe region in the coming months.

                                                       47

2004 Ontario Budget

Gross Capital Investments
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                                         Plan
                                                                                                        2004-05
---------------------------------------------------------------------------------------------------------------
Transportation                                                                                            1,546
     Highways                                                                                  992
     Transit                                                                                   448
     Other Transportation                                                                      106
Health and Long-Term Care                                                                                   346
Post-Secondary Education                                                                                    175
Environment                                                                                                 346
     Water                                                                                     257
     Other                                                                                      89
Municipal and Local Infrastructure                                                                          505
Justice                                                                                                      97
Other (Net)                                                                                                 328
Total Gross Capital Investment                                                                            3,343
Less: Net Investment in Capital Assets*                                                                     768
Total Capital Expense                                                                                     2,575
---------------------------------------------------------------------------------------------------------------
*    Table A5 in the appendix of this Paper includes the details pertaining to Net Investment in Capital Assets.
Note:    Total gross capital investment includes $359 million in flow-through funds (Infrastructure revenue on a PSAB basis is
         $267 million): $89 million for Transportation, $103 million for Environment, and $167 million for Municipal and Local
         Infrastructure.  Gross capital investment excluding flow-through funds is $3.0 billion.
Source: Ontario Ministry of Public Infrastructure Renewal.
                                                                                      -------------------------

In 2004-05, the government will invest approximately $3.3 billion in Ontario's infrastructure.

o    Through the Ministry of Transportation and the Ministry of Northern Development and Mines,
     the Province will invest $992 million in highway rehabilitation and expansion in 2004-05.  The
     Province will also provide $448 million in transit to expand GO Transit services; develop the new
     Bus Rapid Transit system in the GTA; undertake technical studies and environmental assessments for the Ottawa O-Train and Waterloo Region's LRT; begin York Region's Quick Start program;
     and renew municipal transit fleets across the province.  In addition, Provincial support for the
     TTC will include funding to undertake an environmental assessment for the possible future expansion of the Spadina subway to York University.

                                                       48

                                                                                        Paper A: Ontario's Finances

o    The Province will introduce proposed legislation to create a Greater Toronto Transportation
     Authority (GTTA) to co-ordinate transportation investment and planning in the GTA. The GTTA would have a mandate to reduce gridlock and ensure the smooth movement of goods and people across the GTA by creating an integrated transportation system for the region.
o    The Ministry of Health and Long-Term Care will invest $346 million in health care infrastructure in 2004-05 to help reduce wait times and improve health care services. This investment will expand and modernize hospitals, long-term care facilities and community care facilities across the province.
o    This year the Province is investing $175 million in post-secondary education capital.  This funding includes $107 million for expansion projects to create new spaces at Ontario's universities and community colleges, including a new Northern Ontario Medical School.  It also includes $20 million for the Apprenticeship Enhancement Fund and the College Equipment and
     Renewal Fund to enable colleges to acquire more up-to-date equipment and learning resources, and $40 million for the Facilities Renewal Program.
o    Environmental investment, including safe drinking water infrastructure, will be $346 million in
     2004-05.  The government will invest $257 million in clean water capital projects, including
     $222 million for municipal water and wastewater infrastructure, $28 million for upgrades to drinking water systems in Ontario Parks and $7 million for watershed-based source protection and other water quality measures.  The other environmental capital investment consists of natural resource management infrastructure, environmental land acquisition, environmental cleanup projects and upgrading Conservation Authority dams.
o    The Province is committed to working with the federal government and municipalities to improve municipal and local infrastructure.  In 2004-05, the Province will invest $505 million in municipal and local infrastructure, including $167 million in federal flow-throughs.  This includes the
     Affordable Housing Program, the new Canada-Ontario Municipal Rural Infrastructure Fund, the
     Northern Ontario Heritage Fund, the Toronto Waterfront Revitalization initiative, the Millennium
     Partnerships' strategic investments in urban areas outside the GTA (non-water), the Ontario Small
     Town and Rural infrastructure initiative (non-water), the Sports, Culture and Tourism
     Partnerships initiative, as well as other smaller capital investments.
o    Investment of $97 million in the justice sector in 2004-05 is to complete current court and correctional projects, including initiatives to address court backlogs, and to undertake various repair and rehabilitation projects.
o    The capital plan includes other initiatives totalling $328 million, including technological education equipment, developmental services, biotechnology and R&D infrastructure programs, and other capital programs.  As part of these initiatives, the Province will take the first steps needed to establish a new GTA Youth Centre to replace the Toronto Youth Assessment Centre.

                                                       49

2004 Ontario Budget

Ontario Strategic Infrastructure Financing Authority
The government is creating the Ontario Strategic Infrastructure Financing Authority (OSIFA) as an
innovative financing vehicle that can be used by the broader public sector to renew and build critical public infrastructure assets. This vehicle also provides the federal government with an opportunity to partner with Ontario.

Renewing Ontario's public infrastructure improves the quality of public services and helps build a strong and prosperous economy.

OSIFA Infrastructure Renewal Loan Program
OSIFA will develop and implement an infrastructure renewal loan program that provides efficient and affordable financing to meet critical municipal, health, education and housing infrastructure priorities.
OSIFA is based on a proven "pooled financing" concept that aggregates the infrastructure investment needs of many borrowers into one borrowing pool. OSIFA will provide access to infrastructure capital that would not otherwise be available to smaller borrowers. Larger borrowers will benefit from significant savings on transaction costs such as legal costs and underwriting commissions. Under the
OSIFA approach, all borrowers will receive the same low interest rate.

OSIFA's 2004-05 infrastructure renewal loan program will be focused on Ontario's municipalities, aiming to offer affordable infrastructure financing for five key municipal priorities: clean water infrastructure, sewage treatment facilities, waste management infrastructure, municipal roads and bridges, and public transit.

The government wants to ensure that borrowers eligible for OSIFA's loan program represent the full scope of needs within the broader public sector. Therefore, along with Ontario municipalities, the
OSIFA infrastructure renewal loan program will include hospitals, municipal long-term care facilities, colleges, universities, school boards and affordable housing providers.

In the coming months the Ministries of Finance and Public Infrastructure Renewal will consult with representatives from line ministries and key stakeholders to design the program parameters for broader public-sector borrowers.  These parameters for the OSIFA infrastructure renewal loan program will be announced later this year.

                                                       50

                                                                                        Paper A: Ontario's Finances

Infrastructure Renewal Bonds
OSIFA will offer a new financial instrument called Infrastructure Renewal Bonds (IRBs) to institutional and individual investors. OSIFA will use the proceeds from the sale of IRBs to fund its infrastructure renewal loan program.

IRBs will be attractive to large institutional investors such as pension funds and insurance companies.
They will offer an investment that is backed by the credit strength of municipal, hospital, educational and other public-sector borrowers.  These bonds will provide local investors with a solid investment for their families and an opportunity to invest in local infrastructure.  The first issue of IRBs will take place later this year.

                                                       51

2004 Ontario Budget

Section IV: Interim Performance for 2003-04

2003-04 Interim Performance
The interim outlook for 2003-04 forecasts a deficit of $6,222 million, up $601 million from the
$5,621 million deficit reported in the 2003 Ontario Economic Outlook and Fiscal Review ("Fall
Outlook").  This deterioration is mainly due to in-year revenue declines of $1,282 million from lower tax revenues and the writedown of Ontario Power Generation coal-fired plants, partially offset by lower interest on debt charges and year-end underspending.

2003-04 In-Year Fiscal Performance
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                            Fall                        In-Year
                                                                          Outlook*        Interim        Change
---------------------------------------------------------------------------------------------------------------
Revenue                                                                     69,532         68,250        (1,282)
Expense
     Programs                                                               62,554         62,518           (36)
     Capital                                                                 2,574          2,202          (372)
     Interest on Debt                                                       10,025          9,752          (273)
Total Expense                                                               75,153         74,472          (681)
Surplus / (Deficit)                                                         (5,621)        (6,222)         (601)
---------------------------------------------------------------------------------------------------------------
*  As presented in the 2003 Ontario Economic Outlook and Fiscal Review.
Source: Ontario Ministry of Finance.
                                                                   --------------------------------------------

o    Revenue is estimated to be $1,282 million below the Fall Outlook projection.  This shortfall is mainly due to lower revenues from Personal Income and Retail Sales Taxes, Hydro Successor
     Corporations and lower federal government payments resulting largely from delays in infrastructure projects.
o    Total expense is $681 million below the projected Fall Outlook level, mainly due to lower interest on debt charges and year-end operating and capital underspending across government programs, partially offset by increased in-year funding requirements for hospitals.

                                                       52

                                                                                        Paper A: Ontario's Finances

In-Year Revenue Performance
Total revenues in 2003-04 are estimated to be $68,250 million, $1,282 million below the Fall Outlook projection.

Summary of In-Year Changes to Revenue in 2003-04
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                                        Interim
                                                                                                        2003-04
Taxation Revenue
     Personal Income Tax                                                                      (822)
     Retail Sales Tax                                                                         (290)
     All Other Taxes                                                                           326
                                                                                       -----------
                                                                                                           (786)
Government of Canada
     Infrastructure-related Federal Payments                                                  (251)
     Other Federal Payments                                                                    (51)
                                                                                       -----------
                                                                                                           (302)
Income from Government Enterprises
     Hydro Successor Corporations                                                             (333)
     Other Government Enterprises                                                              (32)
                                                                                       -----------
                                                                                                           (365)
Other Revenue                                                                                               171
Total In-Year Revenue Changes                                                                            (1,282)
---------------------------------------------------------------------------------------------------------------
Source: Ontario Ministry of Finance.
                                                                                       ------------------------

o    Personal Income Tax (PIT) revenues are estimated to be $822 million below projection.  This is due to weaker final 2002 PIT assessments and lower wages and salaries growth.
o    Retail Sales Tax revenues are $290 million below projection.  This is consistent with weaker growth in retail sales.
o    Revenues from all other taxes combined are $326 million above projection.  This is mainly due to record-setting levels of Preferred Share Dividend Taxes assessed for 2002 and recorded as revenue in 2003-04.  Land Transfer Tax revenues also came in well above projection as the
     Ontario housing market continued to surpass forecasts.
o    Federal payments for infrastructure projects are $251 million below projection due to delays in finalizing contracts among the federal, provincial and municipal governments.

                                                       53

2004 Ontario Budget

o    All other federal payments combined are $51 million below projection.  This is mainly due to a negative adjustment recorded against 2003-04 Canada Health and Social Transfer revenues for overestimating revenues by $75 million in the 2002-03 Public Accounts of Ontario.
o    The combined net income from Hydro One Inc. and Ontario Power Generation Inc. (OPG) is
     $333 million below projection.  This is mainly due to lower net income from OPG, which reflects the writedown in the value of its coal-fired plants in 2003-04 that lowered net income by
     $473 million.
o    The combined income of all other government enterprises is estimated to be $32 million below projection.  This is mainly due to increased pension expenses for the Ontario Northland
     Transportation Commission related to its early-retirement offer.
o    Other revenue is estimated to be $171 million above projection.  This is mainly due to higher net revenues consolidated from the Ontario Realty Corporation.

                                                       54

                                                                                        Paper A: Ontario's Finances

In-Year Expense Performance
Total expense for 2003-04 is $681 million below the level of $75,153 million projected in the 2003
Economic Outlook and Fiscal Review.

Summary of In-Year Expense Changes in 2003-04
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                                        Interim
                                                                                                        2003-04
---------------------------------------------------------------------------------------------------------------
Program Expense Changes:
Hospitals--additional operating costs                                                            310
     Partially offset from the Contingency Fund                                                 (215)
OHIP Utilization and Primary Care Information Technology                                         208
Pension Benefits Guarantee Fund--Algoma Retiree Pension Plans                                    162
     Fully offset from the Contingency Fund                                                     (162)
Power Purchases--lower volumes of electricity required                                          (119)
Teachers' Pension Plan--lower benefit costs and better-than-expected return
     on pension plan assets                                                                     (105)
Other (Net)                                                                                     (115)
     Total Program Expense Changes                                                                          (36)
Capital Expense Changes:
Municipal Partnership Initiatives--delay in concluding agreements                               (179)
Health programs--construction delays                                                            (149)
Justice programs--project completion delays                                                      (14)
Other (Net)                                                                                      (30)
     Total Capital Expense Changes                                                                         (372)
Interest on Debt Change                                                                                    (273)
Total In-Year Expense Changes                                                                              (681)
---------------------------------------------------------------------------------------------------------------
Sources: Ontario Ministry of Finance and Ontario Ministry of Public Infrastructure Renewal.
                                                                                       ------------------------

Operating Expense Changes
o    Transfers to hospitals increased by $310 million in-year to cover additional operating costs, partially offset by $215 million from the Contingency Fund.  The Province and hospitals will be entering into new accountability agreements to better link Provincial funding to the achievement of results.

                                                       55

2004 Ontario Budget

o    OHIP payments to physicians and other practitioners increased in-year by $208 million.  This increase was primarily due to increased utilization of physicians and other practitioners, as well as additional funding provided for the Primary Care Information Technology program.
o    The government provided a 30-year interest-free loan of $330 million in-year to the Pension
     Benefits Guarantee Fund. The $330 million will be transferred to the pension plans for Algoma
     Steel retirees, and used to settle pension obligations through the purchase of annuities from insurance companies to provide pension benefits. The cost to the Province of this loan is the interest foregone at market rates, in the amount of $162 million, which was fully offset from the
     Contingency Fund.
o    In-year savings of $119 million for power purchases were realized mainly due to lower-than-
     expected volumes of electricity purchased by the Ontario Electricity Financial Corporation from non-utility generators.
o    Teachers' Pension Plan expense is $105 million lower than the Fall Outlook projection, mainly due to $67 million in lower benefit costs projected for the current period and a $30 million higher amortization of experience gains resulting from a better-than-expected return on pension plan assets.
o    Interest on debt charges were $273 million below the Fall Outlook projection due to lower-than-
     expected interest rates and cost-effective debt management.

Capital Expense Changes
o    Municipal partnership program investments (including Affordable Housing, Toronto Waterfront
     Revitalization, Millennium Partnerships, Ontario Small Town and Rural Infrastructure, and
     Sports, Culture and Tourism Partnerships) were $179 million less than anticipated due to delays in finalizing contracts for certain projects.
o    Health investment was down $149 million primarily due to construction delays related to the
     SARS outbreak.
o    Capital expenses in the justice sector were $14 million lower than expected due to delays associated with the completion of court and corrections projects.

                                                       56

                                                                                        Paper A: Ontario's Finances

Section V: Potential Risks and Cost Drivers

This section highlights some of the key sensitivities and risks to the fiscal plan that could follow from unexpected changes in economic conditions or program demand.  It should be cautioned that these sensitivities and risks are only useful guidelines and can vary depending on the nature and composition of potential risk.

The Ontario Economy and Provincial Revenues
A growing economy with rising incomes and consumer spending generates higher revenues to pay for public services.  Taxation revenues comprise the largest category of revenue for the Provincial government.  Of the $78 billion forecast as Provincial revenue for 2004-05, $54 billion or about 69 per cent is expected to come from taxation revenue.  Three revenue sources within this category--
Personal Income Tax, Retail Sales Tax and Corporations Tax--account for 54 per cent of total revenue.  Inherent in any multi-year revenue forecast is uncertainty about the future.

                                                       57

2004 Ontario Budget

Selected Economic and Revenue Risks and Sensitivities
----------------------------------------------------------------------------------------------------------------
Item/Key Components                 2004-05 Assumption                  Sensitivities
----------------------------------------------------------------------  ----------------------------------------
Total Taxation Revenues
- Revenue Base1                     3.5 per cent growth                 $500 million change in revenues per
                                                                        percentage point change in nominal
                                                                        GDP growth. Can vary significantly
                                                                        depending on composition and
                                                                        source of changes in GDP growth.
- Real GDP                          2.3 per cent growth in 2004
- Nominal GDP                       4.1 per cent growth in 2004
- GDP Deflator                      1.7 per cent growth in 2004

Personal Income Tax Revenues
Tax Assessments
- Revenue Base                      2.8 per cent growth in 2003         $180 million change in 2004-05
                                    3.4 per cent growth in 2004-05      revenues for each percentage point
                                                                        change in 2003 PIT.2

Key Economic Assumptions
- Employment                        1.7 per cent growth in 2004         $220 million change in 2004-05
                                                                        revenues for each percentage point
                                                                        change in wages and salaries
                                                                        growth.
- Wages and Salaries                3.1 per cent growth in 2004
- Unincorporated Business           5.9 per cent growth in 2004
   Income

Key Revenue Assumptions
- Net Capital Gains Income          4.4 per cent growth in 2004         $5 million change in revenue per
                                                                        one percentage point change in net
                                                                        capital gains income.
- RRSP Deductions                   4.9 per cent growth in 2004

                                                                        $10 million change in revenue per
                                                                        one percentage point change in
                                                                        RRSP deductions.
Retail Sales Tax Revenues
- Revenue Base                      4.6 per cent growth                 $90 million change in revenue per
                                                                        percentage point change in nominal
                                                                        consumption expenditure growth.
Includes:
- Taxable Consumer Spending         3.8 per cent growth
- Other Taxable Spending            5.7 per cent growth

Key Economic Assumptions
- Retail Sales                      3.5 per cent growth in 2004
- Nominal Consumption               4.0 per cent growth in 2004
   Expenditure
----------------------------------------------------------------------  ----------------------------------------

                                                       58

                                                                                        Paper A: Ontario's Finances

Selected Economic and Revenue Risks and Sensitivities
----------------------------------------------------------------------------------------------------------------
Item/Key Components                 2004-05 Assumption                  Sensitivities
                                    ----------------------------------  ----------------------------------------
Corporations Tax Revenues
- Revenue Base                      3.5 per cent growth                 $45 million change in revenue per
                                                                        percentage point change in pre-tax
                                                                        corporate profit growth.
- Corporate Profits                 5.8 per cent growth in 2004
                                                                        ----------------------------------------
- 2003-04 tax assessment            $1.2 billion payable
   refunds3
                                                                        ----------------------------------------
                                                                        $12 million change in revenue per
                                                                        one percentage point change in
                                                                        2003-04 refunds.
----------------------------------------------------------------------  ----------------------------------------
Employer Health Tax Revenues
- Revenue Base                      3.0 per cent growth                 $30 million change in revenue per
                                                                        percentage point change in wages
                                                                        and salaries growth.
                                                                        ----------------------------------------
- Wages and Salaries                3.1 per cent growth in 2004

----------------------------------------------------------------------
Ontario Health Premium Revenues

- Revenue Base                      4.3 per cent growth                 $20 million change in revenue per
                                                                        percentage point change in
                                                                        personal income growth.
                                                                        ----------------------------------------
- Personal Income                   3.4 per cent growth in 2004

----------------------------------------------------------------------
Gasoline Tax Revenues
- Revenue Base                      2.0 per cent growth                 $8 million change in revenue per
                                                                        one cent per litre change in prices.
                                                                        ----------------------------------------
- Gasoline pump prices              72 cents per litre

----------------------------------------------------------------------
Fuel Tax Revenues
- Revenue Base                      5.8 per cent growth                 $10 million change in revenue per
                                                                        percentage point change in real
                                                                        GDP growth.
                                                                        ----------------------------------------
- Real GDP                          2.3 per cent growth in 2004

----------------------------------------------------------------------
Land Transfer Tax Revenues
- Revenue Base                      3.9 per cent growth                 $10 million change in revenue per
                                                                        percentage point change in both
                                                                        the number and prices of housing
                                                                        resales.
                                                                        ----------------------------------------
- Housing Resales                   3.6 per cent growth in 2004
- Resale Prices                     5.5 per cent growth in 2004

----------------------------------------------------------------------

                                                       59

2004 Ontario Budget

Selected Economic and Revenue Risks and Sensitivities
----------------------------------------------------------------------------------------------------------------
Item/Key Components                 2004-05 Assumption                  Sensitivities
                                    ----------------------------------
Health and Social Transfers
- Canada-wide Revenue Base          $20.6 billion                       $30 million change in revenue per
                                                                        one-tenth percentage point change
                                                                        in population share.
- Ontario Population Share          38.8 per cent
- Ontario PIT Base Share            44.0 per cent
- Ontario Revenue Share             37.0 per cent                       $10 million change in revenue per
                                                                        one-tenth percentage point change
                                                                        in PIT base share.

----------------------------------------------------------------------  ----------------------------------------
1.   Revenue base is revenues excluding the impact of measures, adjustments for past Public Accounts estimate variances and other one-time factors.
2.   Ontario 2003 PIT is currently a forecast estimate because 2003 tax returns are currently being assessed by Canada
     Revenue Agency.
3.   Corporations Tax refunds arising during 2003-04 are still subject to considerable uncertainty because a very high proportion of corporations have until June 30, 2004 to file their 2003 tax return.
                                    ----------------------------------  ----------------------------------------

                                                       60

                                                                                        Paper A: Ontario's Finances

Expense Risks and Sensitivities
Many programs delivered by the Province are subject to potential risks and cost drivers such as utilization growth or enrolment and caseload changes.  The following sensitivities are based on averages for program areas and might change depending on the nature and composition of the potential risk.

Selected Expense Risks and Sensitivities
------------------------------------------------------------------------------------------------------------------
Program                        2004-05 Assumption                    Sensitivities
------------------------------ ------------------------------------  ---------------------------------------------
Hospitals                      Annual growth of 4.3 per cent         One per cent change in hospital
                                                                     funding:  $113 million.
Drug Programs                  Annual growth of 8.3 per cent         One per cent change in utilization of all
                               (in health portion)                   drug programs:  $25 million.
Home Care/Community            Over 15.6 million hours of            One per cent change in hours of
     Services                  homemaking and support                homemaking and support services:
                               services                              $4 million.
                               7.9 million nursing and               One per cent change in nursing and
                               professional visits                   professional visits:  $5 million.
Long-Term Care Facilities      Approximately 74,400 long-term        Annual average Provincial operating
                               care facility beds                    cost per bed, after resident co-payment
                                                                     revenue, in a long-term care facility is
                                                                     over $33,000.  One per cent change in
                                                                     number of beds:  $25 million.
Elementary and                 Almost 2 million average daily        One per cent enrolment change:
     Secondary Schools         pupil enrolment                       $160 million.
College Students               151,000 full-time students            One per cent enrolment change:
                                                                     $6 million.
University Students            295,000 full-time students            One per cent enrolment change:
                                                                     $20 million.
Ontario Works                  196,000 average annual                One per cent caseload change:
                               caseload                              $15 million.
Ontario Disability Support     225,000 average annual                One per cent caseload change:
     Program                   caseload                              $22 million.
------------------------------ ------------------------------------  ---------------------------------------------

                                                       61

2004 Ontario Budget

Selected Expense Risks and Sensitivities
------------------------------------------------------------------------------------------------------------------
Program                        2004-05 Assumption                    Sensitivities
                               ------------------------------------  ---------------------------------------------
Judicial System                2.8 million adult inmate days per     Average cost $150 per inmate per day.
                               year                                  One per cent change in inmate days:
                                                                     $4 million.
Interest on debt               Average cost of borrowing is          The impact of a 100 basis-point change
                               expected to be approximately          in borrowing rates is expected to be
                               4.9 per cent.                         approximately $150 million.
------------------------------ ------------------------------------  ---------------------------------------------

Compensation Costs
Compensation costs and wage settlements are key cost drivers and have a substantial impact on both the finances of broader public sector partners and the Province.

                                                Cost of 1%
Sector                                       salary increase    Size of Sector
--------------------------------------------------------------  -------------------------------------------------
OHIP Payments to Physicians                    $58 million*     Over 21,000 physicians in Ontario,
                                                                comprising 10,000 family doctors and
                                                                11,000 specialists.
Hospital Nurses                                $34 million*     Over 40,000 nurses in hospitals.
Elementary and Secondary School               $115 million**    Over 180,000 staff including teachers,
Staff                                                           principals, administrators, support and
                                                                maintenance staff.
Ontario Public Service                         $45 million*     Over 60,000 public servants.
--------------------------------------------------------------  -------------------------------------------------
*   Based on 2003-04.
**  One per cent increase to salary benchmarks in Grants for Student Needs based on 2003-04 school year.
                                            ------------------  -------------------------------------------------

                                                       62

                                                                                        Paper A: Ontario's Finances

Section VI: Changes in the Reporting Entity

In August 2003, the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered
Accountants (CICA), which recommends accounting standards for governments in Canada, set out new standards for a government's reporting entity. The reporting entity consists of all organizations included in the government's financial statements.

Under the new standards, the Province will add to its books 105 school boards and school authorities,
24 community colleges and 154 hospitals from across Ontario. They will be consolidated into the
Province's financial statements starting with the 2005-06 Public Accounts of Ontario, and in the subsequent Ontario Budget.

The change will have an impact on the Province's financial plans and reports. With the inclusion of these organizations:

o    The Province's annual surplus/deficit will reflect the organizations' annual surpluses/deficits, and its net debt will include their net debt; and
o    In many cases, the Province's transfer payments to them for capital purposes will be treated as
     Provincial investment in capital assets rather than current-year expenses.

The Ministry of Finance will work closely with the affected line ministries and their transfer partners in developing the process and protocol for meeting the new PSAB requirements.

Which organizations to include
Under the new standards, the inclusion of an organization in the reporting entity depends on whether the government controls the organization. Control is a complex issue tied to governance and legal powers. To help with decision-making, the new PSAB standards provide in-depth guidance by setting out numerous "indicators of control."

The Office of the Provincial Auditor, in its 2003 Annual Report, looked in detail at how the new standards might affect Ontario. The report concluded that the Province should carry out an assessment of colleges, school boards and hospitals, all of which met significant markers of control. The
Province's assessment concluded that it was appropriate to include school boards and school authorities (small school boards located in remote areas), hospitals and colleges in the reporting entity.

Other organizations in the broader public sector may also meet the new standards. The Province will work with the Office of the Provincial Auditor to assess which organizations should be included in its financial statements in the future, and when.

                                                       63

2004 Ontario Budget

How to consolidate
The financial results of all organizations in the reporting entity must be consolidated into one set of figures for the Budget or financial statements.

PSAB has recommended that the organizations initially be consolidated on a "one-line" basis. Under this treatment, the total net assets of included organizations are shown as a single line in the
Province's assets.  Similarly, their annual surplus/deficit is shown in total as a single-line item on the
Province's Consolidated Statement of Operations.

Under the one-line consolidation method, organizations can be included on the accounting basis they view as the most appropriate for their organization, whether or not that basis is the same as the
Province's. To illustrate, colleges and hospitals now use generally accepted accounting standards appropriate for not-for-profit organizations. With the assistance of the Province, school boards are adopting generally accepted accounting standards appropriate for local government organizations.
Neither of these treatments, however, corresponds directly to PSAB standards used by Ontario and other provincial governments. For example, PSAB for local government organizations does not currently treat investment in tangible capital assets the way that provincial government standards do.

PSAB has proposed that governments, including Ontario, ultimately move to what is called full consolidation of organizations that meet the test of control under the new standards. Under this treatment, the organizations would have to adopt the same accounting policies as the Province, and each item of their revenue and spending, and their assets and liabilities, would be combined with the same item in the Province's financial statements.

Ontario has serious concerns about fully consolidating these organizations. In the view of the
Province, one-line consolidation is a better treatment. It meets the Province's need to reflect the overall financial impact of these organizations and to exercise high-level control. At the same time, it shows more clearly that organizations such as hospitals, school boards and colleges operate with a greater degree of autonomy--through their boards, their ability to raise funds or revenues, and their latitude in allocating their resources--than organizations directly controlled by the Province that are fully consolidated.

Ontario has already expressed these concerns to PSAB, and will work with PSAB and the Office of the Provincial Auditor to resolve them.

                                                       64

                                                                                        Paper A: Ontario's Finances

Transparency, Accountability, Consistency
In line with its commitment to best practices in fiscal planning and reporting, Ontario recognizes that one-line consolidation of certain organizations supports important goals:

Greater transparency
At present, about 80 per cent of the Province's program and capital spending is in the form of transfer payments to individuals and organizations such as hospitals, schools, long-term care facilities and colleges. However, the only information available on the Province's books for these organizations, at present is the funds transferred each year. One-line consolidation will also reflect whether these organizations are running surpluses or deficits.

The Province will further enhance the transparency by providing segmented information on the major categories of assets, liabilities, revenues and expenses, by sector, in the notes to its financial statements.

Stronger accountability
Greater transparency goes hand-in-hand with the need for greater accountability. For example, if a newly added organization overspends and runs a deficit, the Province's deficit will increase accordingly.  This is a reminder that the organizations and the Province have a responsibility to taxpayers as well as those who use public services.

Consistent accounting for capital
The Province records investments in its own long-lived assets, such as highways, as investment in capital assets rather than current-year expense.  However, funds for capital purposes that are transferred to organizations outside the reporting entity are treated as current-year expense in the
Province's books. In the case of hospitals and colleges, consolidation will remove this inconsistency in accounting for capital.

                                                       65

2004 Ontario Budget

Conclusion

The fiscal path followed by the previous government was not sustainable.  This government is determined to take a balanced and responsible approach to eliminating the structural deficit it inherited, while improving the programs and services that people value and need the most.

The government is committed to achieving its medium-term deficit reduction targets, balancing the budget in 2007-08, and to beginning the transitional process of moving towards a higher level of fiscal responsibility and transparency.  This approach to fiscal planning is based on the overarching principles that fiscal planning should meet the priorities of the people of Ontario; governments should live within their means; all provincial spending, ministry plans and activities should produce specific results; and fiscal planning and reporting should be made more transparent.

By adhering to this approach, the Province is setting out a fiscal plan that is both realistic and sustainable.  In particular, this approach will ensure that funding is directed to the priorities that matter to Ontarians and that these services are affordable in the longer term.

                                                       66

                                                                                        Paper A: Ontario's Finances

Tables and Graphs

                                                       67

2004 Ontario Budget

                                                       68

                                                                                        Paper A: Ontario's Finances

Statement of Financial Transactions                                                                    Table A1
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                 Actual     Interim       Plan
                                                        2000-01     2001-02     2002-03     2003-04     2004-05
---------------------------------------------------------------------------------------------------------------
Revenue*                                                 66,044      66,249      68,609      68,250      78,360
Expense
     Programs                                            51,146      53,647      56,922      62,518      66,695
     Capital**                                            2,123       1,890       1,876       2,202       2,575
     Interest on Debt                                    10,873      10,337       9,694       9,752      10,329
Total Expense                                            64,142      65,874      68,492      74,472      79,599
Reserve                                                       -           -           -           -       1,000
Surplus / (Deficit)                                       1,902         375         117      (6,222)     (2,239)
Net Debt+                                               132,496     132,121     132,647     139,405     142,412
Accumulated Deficit+                                    132,496     132,121     118,705     124,927     127,166
---------------------------------------------------------------------------------------------------------------
*    Includes one-time revenue gain of $3,881 million related to the projected elimination of the liability for non-utility generator power purchase agreements in 2004-05.
**   Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expense in the year of acquisition or construction. All capital assets owned by consolidated government organizations are accounted for on a full accrual basis.
+    Net debt represents the difference between liabilities and financial assets.  Accumulated deficit represents net debt adjusted for tangible capital assets.
                                                   ------------------------------------------------------------

                                                       69

2004 Ontario Budget

Revenue                                                                                                 Table A2
($ Millions)
----------------------------------------------------------------------------------------------------------------
                                                                                    Actual    Interim     Plan
                                                              2000-01    2001-02   2002-03    2003-04    2004-05
------------------------------------------------------------------------------------------ ---------------------
Taxation Revenue
     Personal Income Tax                                       17,911     19,097    18,195     17,778     18,821
     Retail Sales Tax                                          13,735     13,803    14,183     14,260     15,036
     Corporations Tax                                           9,200      6,646     7,459      7,222      8,320
     Employer Health Tax                                        3,424      3,502     3,589      3,737      3,874
     Gasoline Tax                                               2,172      2,192     2,306      2,282      2,328
     Fuel Tax                                                     648        659       682        684        716
     Ontario Health Premium                                         -          -         -          -      1,635
     Tobacco Tax                                                  504        703     1,183      1,299      1,452
     Land Transfer Tax                                            642        665       814        911        927
     Electricity Payments-In-Lieu of Taxes                        907        387       711        597        630
     Other Taxes                                                  333        371       429        391        259
                                                          -------------------------------- ---------------------
                                                               49,476     48,025    49,551     49,161     53,998
------------------------------------------------------------------------------------------ ---------------------
Government of Canada
     Canada Health and Social Transfer (CHST)                   4,138      5,831     7,346      7,014          -
     Canada Health Transfer (CHT)                                   -          -         -          -      4,677
     Canada Social Transfer (CST)                                   -          -         -          -      2,924
     CHST Supplements                                             757        380       191        577        775
     Social Housing                                               541        524       525        522        521
     Health Reform Fund                                             -          -         -        387        582
     Diagnostic/Medical Equipment                                 190        190         -        193        193
     Infrastructure                                                 2          -        62        155        267
     Other Government of Canada                                   501        829       770      1,114        859
                                                          -------------------------------- ---------------------
                                                                6,129      7,754     8,894      9,962     10,798
------------------------------------------------------------------------------------------ ---------------------
Income from Investment in Government Business Enterprises
                                                          -------------------------------- ---------------------
     Ontario Lottery and Gaming Corporation                     2,181      2,255     2,288      2,100      2,117
     Liquor Control Board of Ontario                              877        904       939      1,043      1,117
     Ontario Power Generation Inc. and Hydro One Inc.             783        179       717        (15)       335
     Other Government Enterprises                                  14          7        (2)       (59)        (5)
                                                                3,855      3,345     3,942      3,069      3,564
------------------------------------------------------------------------------------------ ---------------------
Other Non-Tax Revenue
     Net Reduction of Power Purchase Contract Liability*            -          -       161        104      4,024
     Reimbursements                                             1,809      1,592     1,111      1,175      1,252
     Electricity Debt Retirement Charge                             -          -       889      1,000      1,009
     Vehicle and Driver Registration Fees                         929        941       982        986        987
     Power Sales                                                  695        815       635        510        675
     Other Fees and Licences                                      503        474       606        505        536
     Liquor Licence Revenue                                       525        530       530        486        499
     Sales and Rentals                                            637        344       560        520        403
     Royalties                                                    235        224       304        243        239
     Miscellaneous Other Non-Tax Revenue                        1,251      2,205       444        529        376
                                                                6,584      7,125     6,222      6,058     10,000
------------------------------------------------------------------------------------------ ---------------------
Total Revenue                                                  66,044     66,249    68,609     68,250     78,360
------------------------------------------------------------------------------------------ ---------------------
*    Includes one-time revenue gain of $3,881 million related to the projected elimination of the liability for non-utility generator power purchase agreements in 2004-05.
                                                          -------------------------------- ---------------------

                                                       70

                                                                                        Paper A: Ontario's Finances

Operating Expense                                                                                      Table A3
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                  Actual     Interim     Plan
Ministry                                                   2000-01    2001-02    2002-03     2003-04    2004-05
---------------------------------------------------------------------------------------------------------------
Agriculture and Food                                           634        775         615        677        549
Attorney General*                                              969        995       1,052      1,156      1,162
Board of Internal Economy                                      116        124         146        204        149
Children and Youth Services*                                 2,070      2,244       2,431      2,643      2,832
Citizenship and Immigration*                                    65         59          53         56         62
Community and Social Services*                               5,772      5,751       5,787      6,016      6,317
Community Safety and Correctional Services*                  1,419      1,513       1,652      1,670      1,745
Consumer and Business Services                                 155        172         178        184        213
Culture                                                        236        279         330        294        277
Democratic Renewal Secretariat                                   -          -           -          -          4
Economic Development and Trade*                                200        221         241        260        414
Education                                                    7,961      8,354       8,998      9,754     10,623
     Teachers' Pension Plan (TPP)                             (402)        42         238        235        359
Energy                                                         344        367         144        118        137
Environment*                                                   190        265         237        260        304
Executive Offices                                               21         19          20         22         19
Finance - Own Account*                                       1,146      1,196       1,092      1,316      1,184
     Interest on Debt                                       10,873     10,337       9,694      9,752     10,329
     Change Fund                                                 -          -           -          -        328
     Community Reinvestment Fund                               561        557         622        652        656
     Electricity Consumer Price Protection Fund                  -          -         665        253          -
     Power Purchases                                           695        815         786        799        946
Health and Long-Term Care*                                  22,530     23,738      25,607     28,100     29,652
     Change Fund                                                 -          -           -          -        609
     SARS-related and Major One-Time Health Costs                -          -           -        842          -
Intergovernmental Affairs*                                       6          6           9          6          9
Labour                                                         104        110         123        120        133
Management Board Secretariat*                                  144        246         172        268        355
     Retirement Benefits                                       (33)        63         102        340        433
     Contingency Fund                                            -          -           -          -        965
Municipal Affairs and Housing*                               1,792      1,135         636        678        692
Native Affairs Secretariat                                      16         13          16         16         14
Natural Resources                                              417        438         454        518        505
Northern Development and Mines                                  69         75          73         79         73
Office of Francophone Affairs                                    4          5           3          4          4
Public Infrastructure Renewal*                                   9         15          33         23         31
Tourism and Recreation*                                        124        143         135        213        184
Training, Colleges and Universities                          3,219      3,248       3,471      3,934      4,194
Transportation                                                 593        664         801        808        862
Year-End Savings                                                 -          -           -          -       (300)
Total Operating Expense                                     62,019     63,984      66,616     72,270     77,024
---------------------------------------------------------------------------------------------------------------
* Ministries restated to reflect new government structure.
                                                       --------------------------------------------------------

                                                       71

2004 Ontario Budget

Capital Expense +                                                                                      Table A4
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                  Actual     Interim     Plan
Ministry                                                    2000-01    2001-02    2002-03    2003-04    2004-05
---------------------------------------------------------------------------------------------------------------
Agriculture and Food                                              1         29         68          1          7
Attorney General                                                 42         46         43         25         55
Children and Youth Services*                                     10          6          7          -          9
Community and Social Services*                                    4         25         16         10         21
Community Safety and Correctional Services                       99         88         66         47         42
Consumer and Business Services                                    -          -          1          1          2
Culture                                                          18         14         42         28         70
Economic Development and Trade*                                   -         19         21         32         39
Education                                                         4         17         10         16         27
Energy                                                           86         50         46         54         52
Environment                                                      22         20         13          4         13
Finance*                                                          7         11          8          5          4
Health and Long-Term Care                                       322        205        339        355        346
Management Board Secretariat**                                   24         28          3         (1)       (13)
Municipal Affairs and Housing*                                    -         12         20        208        234
Native Affairs Secretariat                                        5          3          2          -          2
Natural Resources                                                65         70         72         69         85
Northern Development and Mines                                  356        371        391        344        447
Public Infrastructure Renewal*                                    4          -          4         17        168
     Capital Contingency Fund                                     -          -          -          -        150
Tourism and Recreation                                           14          9         55         54         65
Training, Colleges and Universities                             204         49         71        121        171
Transportation                                                  836        818        578        812        679
Year-End Savings                                                  -          -          -          -       (100)
Total Capital Expense +                                       2,123      1,890      1,876      2,202      2,575
---------------------------------------------------------------------------------------------------------------
+    Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expense in the year of acquisition or construction. All capital assets owned by consolidated government organizations are accounted for on a full accrual basis.
*    Ministries restated to reflect new government structure.
**   Ministries' contributions for investments in Provincially owned land and buildings are recorded as an expense by the contributing ministries. Starting in 2002-03 any resulting adjustment to expense from the capitalization and amortization of most of these Provincially owned land and buildings is recorded in Management Board Secretariat.
Sources: Ontario Ministry of Finance and Ontario Ministry of Public Infrastructure Renewal.
                                                        -------------------------------------------------------

                                                       72

                                                                                        Paper A: Ontario's Finances

Schedule of Net Investment in Capital Assets                                                           Table A5
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                      2004-05 Plan
                                         ----------------------------------------------------------------------
                                                                                     Government
                                                    Land and      Transportation    Organizations'
                                                   Buildings      Infrastructure    Capital Assets        Total
---------------------------------------------------------------------------------------------------------------
Acquisition/Construction of Major
     Tangible Capital Assets                            135              998               432            1,565
Amortization of Provincially Owned                                      (524                               (797)
     Major Tangible Capital Assets                      (78)                )             (195)
Net Investment in Capital Assets*                        57              474               237              768
---------------------------------------------------------------------------------------------------------------
*    Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expense in the year of acquisition or construction. All capital assets owned by consolidated government organizations are accounted for on a full accrual basis.
Source: Ontario Ministry of Public Infrastructure Renewal.
                                         ----------------------------------------------------------------------

                                                       73

2004 Ontario Budget

Ten-Year Review of Selected Financial and Economic Statistics
($ Millions)
-----------------------------------------------------------------------------------------------------------------

                                                                         1995-96         1996-97          1997-98
---------------------------------------------------------------- ------------------------------------------------
Financial Transactions
Revenue*                                                                  49,473          49,450           52,518
Expense
     Programs                                                             46,163          45,136           45,304
     Capital**                                                             3,635           2,612            2,451
     Interest on Debt                                                      8,475           8,607            8,729
Total Expense                                                             58,273          56,355           56,484
Reserve                                                                        -               -                -
Surplus / (Deficit)                                                      (8,800)         (6,905)          (3,966)
Net Debt+                                                                101,864         108,769          112,735
Accumulated Deficit+                                                     101,864         108,769          112,735
---------------------------------------------------------------- ------------------------------------------------
Gross Domestic Product (GDP) at Market Prices                            329,317         338,173          359,353
Personal Income                                                          271,397         276,303          289,537
---------------------------------------------------------------- ------------------------------------------------
Population--July (000s)                                                   10,950          11,083           11,228
Net Debt per Capita (dollars)                                              9,303           9,814           10,041
Personal Income per Capita (dollars)                                      24,785          24,930           25,787
---------------------------------------------------------------- ------------------------------------------------
Total Expense as a per cent of GDP                                          17.7            16.7             15.7
Interest on Debt as a per cent of Revenue                                   17.1            17.4             16.6
Net Debt as a per cent of GDP                                               30.9            32.2             31.4
Accumulated Deficit as a per cent of GDP                                    30.9            32.2             31.4
---------------------------------------------------------------- ------------------------------------------------
*    Includes one-time revenue gain of $3,881 million related to the projected elimination of the liability for non-utility generator power purchase agreements in 2004-05.
**   Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expense in the year of acquisition or construction. All capital assets owned by consolidated government organizations are accounted for on a full accrual basis.
+    Net debt represents the difference between liabilities and financial assets.  Accumulated deficit represents net debt adjusted for tangible capital assets.
Sources: Ontario Ministry of Finance and Statistics Canada.
                                                                 ------------------------------------------------

                                                       74

                                                                                        Paper A: Ontario's Finances

                                                                                                        Table A6

                                                                        Actual         Interim           Plan
         1998-99        1999-00         2000-01         2001-02        2002-03         2003-04        2004-05
------------------------------- --------------------------------------------------------------------------------

          55,786         64,804          66,044          66,249         68,609          68,250         78,360

          46,557         48,222          51,146          53,647         56,922          62,518         66,695
           2,215          4,887           2,123           1,890          1,876           2,202          2,575
           9,016         11,027          10,873          10,337          9,694           9,752         10,329
          57,788         64,136          64,142          65,874         68,492          74,472         79,599
               -              -               -               -              -               -          1,000
         (2,002)            668           1,902             375            117         (6,222)        (2,239)
         114,737        134,398         132,496         132,121        132,647         139,405        142,412
         114,737        134,398         132,496         132,121        118,705         124,927        127,166
------------------------------- --------------------------------------------------------------------------------
         377,897        409,020         440,708         452,923        478,112         493,416        513,519
         304,652        321,702         347,427         359,783        372,444         381,005        393,959
------------------------------- --------------------------------------------------------------------------------
          11,367         11,506          11,685          11,898         12,097          12,238         12,397
          10,094         11,681          11,339          11,104         10,965          11,391         11,488
          26,801         27,959          29,733          30,239         30,788          31,133         31,779
------------------------------- --------------------------------------------------------------------------------
            15.3           15.7            14.6            14.5           14.3            15.1           15.5
            16.2           17.0            16.5            15.6           14.1            14.3           13.2
            30.4           32.9            30.1            29.2           27.7            28.3           27.7
            30.4           32.9            30.1            29.2           24.8            25.3           24.8
------------------------------- --------------------------------------------------------------------------------

                --------------- --------------------------------------------------------------------------------

                                                       75

2004 Ontario Budget

Multi-Year Balanced Budget Plan                                                                            Table A7
($ Billions)
-------------------------------------------------------------------------------------------------------------------
                                                           Interim        Plan
                                                           2003-04      2004-05                   Outlook
--------------------------------------------------- ------------ ------------ -------------------------------------
                                                                                   2005-06      2006-07     2007-08
--------------------------------------------------- ------------ ------------ ------------ ------------------------
Revenue*                                                      68.3         78.4         79.9         82.5        86.0
Expense
     Programs                                                 62.5         66.7         67.2         68.9        70.6
     Capital                                                   2.2          2.6          2.5          2.5         2.5
     Interest on Debt                                          9.8         10.3         10.8         11.1        11.5
Total Expense                                                 74.5         79.6         80.5         82.5        84.5
Reserve                                                        -            1.0          1.5          1.5         1.5
Surplus/(Deficit)                                             (6.2)        (2.2)        (2.1)        (1.5)        0.0
Net Debt+                                                    139.4        142.4        145.4        147.9       148.7
Accumulated Deficit+                                         124.9        127.2        129.2        130.7       130.7
--------------------------------------------------- ------------ ------------ ------------ ------------------------
Gross Domestic Product (GDP) at Market
Prices                                                       493.4        513.5        539.2        567.3       597.4
Net Debt as a per cent of GDP                                 28.3         27.7         27.0         26.1        24.9
Accumulated Deficit as a per cent of GDP                      25.3         24.8         24.0         23.0        21.9
--------------------------------------------------- ------------ ------------ ------------ ------------------------
*    Includes one-time revenue gain of $3.9 billion related to the projected elimination of the liability for non-utility generator power purchase agreements in 2004-05.
+    Net debt represents the difference between liabilities and financial assets.  Accumulated deficit represents net debt adjusted for tangible capital assets.
Numbers may not add due to rounding.
                                                    ------------ ------------ ------------ ------------------------

                                                       76

                                                                                        Paper A: Ontario's Finances

[Pie chart showing revenue for 2004-2005 by category in billions.
 The largest segment in personal income tax at 24%.]

                                                       77

2004 Ontario Budget

[Pie chart showing total expense for 2004-2005 by category in billions.
 The largest segment is health care at 38%.

                                                       78

                                                                                        Paper A: Ontario's Finances

[Pie chart showing the composition of program expense for 2004-2005 by category in billions.
 The largest segment is health care at 45%.]

                                                       79

2004 Ontario Budget

[Pie chart showing capital expense for 2004-2005 by category in billions.
 The largest segment is environment, resources and economic development at 66%.]

                                                       80